UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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Host Hotels & Resorts, Inc.

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HOST HOTELS & RESORTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2022 PROXY STATEMENT

HOST
HOTELS & RESORTS®

HOST HOTELS & RESORTS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2019 PROXY STATEMENT

Corporate Responsibility

As the premier lodging REIT and sustainability leader, we are committed to creating long-term value by investing responsibly in our business, environment, people and community. Our Corporate Responsibility program is centered around the concept of responsible investment – an overarching strategy that guides our focus and actions across our three main themes:

ENVIRONMENTAL STEWARDSHIP	SOCIAL RESPONSIBILITY	GOVERNANCE
We are investing in solutions that conserve and restore natural capital to assist Host in mitigating climate change and biodiversity impacts, with the goal of achieving best-in-class returns.	We are committed to advancing health, well-being and opportunities for all Host stakeholders, including investors, employees, partners and communities.

Our responsible investment strategies are guided by executive and board-level oversight, our EPIC values and ethical standards, and a disciplined approach to risk management and sustainable value creation.

2016 – 2020 RETURN ON SUSTAINABILITY INVESTMENTS
$140M INVESTED IN OVER 675 SUSTAINABILITY PROJECTS	$21M EXPECTED UTILITY SAVINGS ANNUALLY	15-20% AVERAGE CASH-ON-CASH RETURNS
2020 CORPORATE CITIZENSHIP HIGHLIGHTS
165+ CHARITIES SUPPORTED INCLUDING 116 EMPLOYEE-SELECTED CHARITIES	YEAR 5 OF $500,000, 5-YEAR PLEDGE TO SUPPORT THE AHLA FOUNDATION’S INITIATIVE TO SUPPORT YOUTH EDUCATION AND TRAINING FOR CAREERS IN THE HOSPITALITY INDUSTRY	$850K DONATED TO SUPPORT COVID-19 RELIEF EFFORTS IN ALL OF HOST’S KEY MARKETS, WITH A FOCUS ON HUNGER RELIEF, MEDICAL SUPPLIES AND INDUSTRY RECOVERY EFFORTS

2025 Environmental Targets*	2025 Social Targets

55% reduction in greenhouse gas emissions

per square foot (SBTi verified)

25% reduction in energy use per square foot

30% of electricity use from renewable energy

25% reduction in water consumption per occupied room**

75% of major renovation projects with waste diversion

100% of employees trained on unconscious biases

Conduct at least two engagement surveys

Include at least two women and two persons of color in each initial candidate pool for externally sourced executive level positions

ESG Leadership: Awards & Recognition

DJSI World & North America Listed	Top 10 Most Sustainable REITs	2021 Climate Change Leadership Level	One of the World’s Most Sustainable Companies

Industry Leader (Top 10%)
	Prime Corporate Rating	Low ESG Risk Rating	One of America’s Most Responsible Companies

Top 13% of All Companies	“A” Rating	Top 25% Ranking on Corporate Governance	”Robust” Rating

TO LEARN MORE, READ OUR 2021 CORPORATE RESPONSIBILITY REPORT OR VISIT THE CORPORATE RESPONSIBILITY PAGES ON OUR WEBSITE AT WWW.HOSTHOTELS.COM.

This document contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this document. The inclusion of Host Hotels & Resorts in any MSCI index, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement or promotion of Host Hotels & Resorts by MSCI or any of its affiliates. The MSCI indexes are the exclusive property of MSCI. MSCI and the MSCI index names and logos are trademarks or service marks of MSCI or its affiliates.

*	2008 is the base year for Host’s greenhouse gas emissions, energy and water intensity targets
**	Includes context-based sub-goal to prioritize water initiatives at top-10 properties with high water risk

April 6, 2022

Dear Fellow Stockholder:

I am pleased to invite you to our 2022 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. Eastern time on Thursday, May 19, 2022, at the Four Seasons Resort Orlando at Walt Disney World® Resort. The doors will open at 10:30 a.m. At the annual meeting, we will ask you to elect our Board of Directors, ratify the selection of KPMG LLP as our independent registered public accountants, and vote to approve executive compensation. These proposals are described in detail in the attached Notice of 2022 Annual Meeting of Stockholders and Proxy Statement. Our 2021 Annual Report is also enclosed, which we encourage you to read.

Continued Commitment to Corporate Responsibility Initiatives

The COVID-19 pandemic continued to pose unique challenges for the lodging industry and our Company in 2021, and underscores the importance of our disciplined and integrated approach to critical environmental, social and governance (ESG) issues—including climate, inclusion, community health and well-being. We have continued to focus on the health and safety of our employees and furthered our investment in and commitment to culture, employee engagement and employee benefit programs. We also sustained and strengthened our engagement with our brands, hotels and communities. Additionally, we continue to evolve and advance our social and corporate citizenship programs, including our participation in the CEO Action for Diversity & Inclusion™ coalition and the formal launch of our diversity and inclusion (D&I) program—steps which demonstrate Host’s long-term commitment to advancing diversity and inclusion within our workplace. The Company is also proud to be the first lodging REIT to sign on to American Hotel & Lodging Association’s 5-Star Promise as an owner to advance safety, non-discrimination and human rights within the hospitality industry.

Our commitment to ESG initiatives is central to our business and corporate philosophy and serves as the foundation of Host’s sustainable long-term growth and success. Set forth on the previous page is more information on our Corporate Responsibility program strategy and themes, our targets and some of our initiatives. Our corporate responsibility awards and recognition—including once again being named to the Dow Jones Sustainability World Index (DJSI World) and DJSI North America and receiving climate change leadership recognition by CDP—demonstrates our position as a global industry leader in sustainability. We invite you to learn more about our program through the corporate responsibility section of our website or by reading our 2021 Corporate Responsibility Report, which communicates our approach and activities on environmental, social and governance matters in greater detail.

Your Vote is Important

The attendance of stockholders at our annual meeting helps maintain communication and can improve stockholders’ understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet, by telephone or by requesting and returning a proxy card. Instructions for these convenient ways to vote are set forth on the enclosed materials.

Thank you for your continued interest in Host Hotels & Resorts.

Sincerely,

Richard E. Marriott

Chairman of the Board

4747 Bethesda Ave., Suite 1300 Bethesda, Maryland 20814

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the 2022 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, and any postponements or adjournments of the meeting.

Meeting Date:	Thursday, May 19, 2022
Meeting Time:	11:00 a.m., Eastern time
Location:	Four Seasons Resort Orlando at Walt Disney World® Resort
10100 Dream Tree Blvd., Lake Buena Vista, FL 32836

At the 2022 Annual Meeting, stockholders as of the record date will be asked to consider and vote upon the matters listed below, as more fully described in the proxy statement.

Agenda

1.	Election of eight directors;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2022;

3.	An advisory resolution to approve executive compensation; and

4.	Transaction of any other business that may be properly brought before the annual meeting.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 22, 2022, the record date.

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

April 6, 2022

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) and vote via the Internet	BY MAIL Mark, sign, date and return a proxy card which can be requested by following the instructions shown on your Notice

BY TELEPHONE Registered holders can use the toll-free number shown on your Notice (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the annual meeting in Orlando, Florida

PROXY STATEMENT

i

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2022 Annual Meeting of Stockholders on May 19, 2022 and at any postponements or adjournments of the meeting. We expect that this proxy statement will be mailed and made available to stockholders beginning on or about April 6, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 19, 2022. The Company’s proxy statement for the 2022 Annual Meeting and our Annual Report to Stockholders for 2021 are both available free of charge at https://www.proxydocs.com/HST. References in this proxy statement and accompanying materials to internet web sites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this proxy statement. The contents of our Corporate Responsibility Report and other corporate responsibility materials on our website are not incorporated by reference into this proxy statement and do not form a part of this proxy statement.

Forward Looking Statements. This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental and social goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

ii

COVID-19 PANDEMIC RESPONSE

COVID-19 PANDEMIC RESPONSE

The COVID-19 pandemic has represented a unique challenge for the lodging industry and the Company over the course of 2020 and 2021. We would like to begin our proxy statement by providing an update on the Company’s response to the ongoing pandemic. Below we summarize a few of the key actions taken to support and protect our stockholders, employees, communities and hotels, all of which have contributed to our success in navigating the pandemic thus far.

OUR STOCKHOLDERS: The Company entered 2021 with the highest quality portfolio in our history. During the year, we continued to make progress on our three key strategic objectives, all of which are aimed at elevating the earnings growth profile of our portfolio. Our objectives include redefining the hotel operating model, gaining market share at renovated hotels, and strategically allocating capital. In addition, we opportunistically deployed capital to acquire seven new properties, giving the Company exposure to new growing leisure markets in the United States, while disposing of six properties. We delivered positive metrics each quarter during 2021, and our metrics continued to see meaningful sequential increases over the prior quarter. Our operational improvements allowed us to exit our credit facility covenant waiver period three quarters ahead of its expiration, which gave the Company greater balance sheet flexibility.

OUR EMPLOYEES: The Company continued to ensure that our employees remained safe, supported and connected while we navigated remote work and our return to office. We continued our expanded benefits to support employees during the pandemic, which included unlimited paid time off for pandemic related absences, while also providing dedicated and regularly updated COVID-19 related communications. These communications included virtual and in-person all-employee meetings hosted by senior management while department heads also hosted their own virtual meetings and social activities. We surveyed our employees to understand sentiment around the pandemic, which was then used to inform the Company’s return to office strategy. To help ensure a seamless transition, we implemented a series of progressive employee return phases that allowed for small groups of employees to come into the office on a voluntary basis following stringent health and safety protocols, including contact tracing and daily health attestation. The optional phases were intended to give employees time and flexibility to adjust to being back in the office at their preferred pace.

OUR COMMUNITIES: In support of COVID-19 relief, the Company partnered with Feeding America, Direct Relief, World Central Kitchen and Food Banks Canada to provide critical support to affected communities in our key markets—with a focus on hunger relief, medical supplies and industry recovery efforts. Our relief efforts provided financial support to organizations on the frontlines of response and in support of the travel and tourism industry, hotel employees and the related supply chain.

In collaboration with several of our hotels in Hawaii, the Company partnered with Maui farmers to donate food baskets and deliver personal messages of hope and support to hospitality workers impacted by COVID-19. In addition, through our partnership with World Central Kitchen and 1 Hotel South Beach, we delivered 900 meals to at-risk individuals—including homeless women and youth—as well as local hospitality workers affected by the COVID-19 pandemic in Miami.

OUR HOTELS: The Company’s hotels benefit from world-class operators, including Marriott, Hyatt, Accor, Four Seasons and Hilton, all of which have announced new policies, procedures and guest-facing brand standards aimed at protecting the safety of guests, employees and other key stakeholders.

The COVID-19 pandemic has provided the hospitality industry with a stark reminder of the importance of adaptability, resiliency and connection as a global community. Over the course of 2021, we sustained our investment in and strengthened our engagement with our hotels and our brands and sought to improve hotel profitability at lower levels of occupancy.

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)

Election of Directors	For each director nominee	9

Ratification of Appointment of KPMG LLP	For	35

Advisory Resolution to Approve Executive Compensation	For	39

BOARD NOMINEES

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

			Committee Memberships*
Name, Age	Director Since	Principal Occupation	A	C	NGCR	Other U.S. Public Company Boards

Mary L. Baglivo, 64	2013	Chief Executive Officer The Baglivo Group				Ruth’s Hospitality Group

Herman E. Bulls, 66	2021	Vice Chairman, Americas Jones Lang LaSalle				American Campus Communities Comfort Systems, USA Fluence Energy

Richard E. Marriott, 83	1993	Chairman of the Board

Mary Hogan Preusse, 53	2017	Founder and Principal of Sturgis Partners LLC	(F)			Digital Realty Trust Kimco Realty Realty Income

Walter C. Rakowich, 64	2012	Retired Chief Executive Officer of Prologis	(F)			Iron Mountain Inc. Ventas, Inc.

James F. Risoleo, 66	2017	President and Chief Executive Officer				Griffin Realty Trust

Gordon H. Smith, 69 Independent Lead Director	2009	Former President & CEO of the National Association of Broadcasters

A. William Stein, 68	2017	Chief Executive Officer of Digital Realty Trust	(F)			Digital Realty Trust

* A	Audit Committee	C	Culture and Compensation Committee

	Chair of the Committee	NGCR	Nominating, Governance and Corporate Responsibility Committee

(F)	Audit Committee Financial Expert

PROXY SUMMARY

2021 PERFORMANCE HIGHLIGHTS

The Company navigated another challenging year as global travel demand began to recover after an unprecedented decline due to travel restrictions by states and nations to slow the spread of the COVID-19 pandemic. We prioritized the health and safety of our employees, guests and partners, while significantly reducing our expenses and further strengthening our balance sheet by maximizing our liquidity and extending our weighted average debt maturity. Additionally, we continued to make progress on three key strategic objectives, which include working with our operators to redefine the hotel operating model, positioning our hotels to gain market share through renovations, and strategically allocating capital. The Company entered this crisis well-positioned to withstand the magnitude of its impact, following years of prudent capital allocation that emphasized maximizing balance sheet capacity and liquidity toward the end of the lodging cycle.

Redefining the Operating Model	Seeking to Gain Market Share	Allocating Capital Strategically	Acquisitions and Dispositions

Identified significant potential long-term cost reductions based on 2019 business levels that we are working with our hotel operators to achieve.	Targeting market share gains compared to 2019 performance at our renovated assets, which includes 16 Marriott Transformational Capital Program renovations plus eight additional major renovations from 2018 to estimated completion dates through 2023.	Targeting returns on investment at our development projects with expected completion by the fourth quarter of 2022. Projects in this group include AC Hotel Scottsdale North, Andaz Maui at Wailea Resort, The Ritz-Carlton Naples, and Orlando World Center Marriott.	In 2021, we acquired seven hotels and two golf courses totaling $1.6 billion of investment in sunbelt and leisure markets. We disposed of six hotels totaling $748 million which would have otherwise required significant capital expenditure investment.

CUMULATIVE TOTAL STOCKHOLDER RETURN

The Company has outperformed its peers in its cumulative total stockholder return on a 1-, 3- and 5-year basis, as measured by the total stockholder return of the NAREIT Lodging & Resorts Index.

Performance is measured for the 1-, 3- and 5- year periods ending December 31, 2021. Total stockholder return is calculated by the growth in capital from purchasing a share in the company and assuming dividends and share distributions are reinvested in the applicable company at the time they are paid.

PROXY SUMMARY

SNAPSHOT OF DIRECTOR DIVERSITY AND EXPERIENCE

The Company is committed to having a Board that consists of directors who bring the optimal mix of skills, expertise and diversity that ensures effective oversight of the execution of our business strategy. The Nominating, Governance and Corporate Responsibility Committee and the Board believe it is important for the Board to be “refreshed” by adding directors from time to time, and three new independent directors joined the Board between 2017 and 2021. The Committee and the Board also believe that long-serving directors bring critical skills and historical perspective to the Board which are valuable in a cyclical business such as the lodging industry. The Committee and Board seek a balanced mix of both new and experienced directors and believe this balance is achieved with the current nominees.

Board Nominee Skills

For individualized skills matrix See Page 16

PROXY SUMMARY

STOCKHOLDER ENGAGEMENT

We are committed to continued stockholder engagement so that the Board of Directors remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. In 2021, we continued to expand our ESG-focused outreach and during 2021 reached out to investors representing approximately 79% of our outstanding shares. We engaged with 20 investors representing approximately 54% of our stockholder base, holding conversations with 16 investors. For more information on our stockholder engagement and the steps taken in response to investor feedback, see “Corporate Governance and Board Matters—Stockholder Outreach and Engagement.”

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and the creation of long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our Corporate Governance Guidelines and Code of Business Conduct and Ethics, which can be found in the governance section of our website.

Board Independence	6 out of 8 of our director nominees are independent. Our Chairman and CEO are the only management directors.
Board Composition

   25% of our director nominees are women and 13% identify as ethnically diverse.

   Thoughtful Board refreshment led by the Nominating, Governance and Corporate Responsibility Committee, with four new directors added since 2017.

   Annual self-assessment to review Board’s effectiveness.

Board Committees	Three fully-independent Board committees – Audit; Nominating, Governance and Corporate Responsibility; and Culture and Compensation. All Audit Committee members are “financial experts”.
Leadership Structure

   Chairman of the Board separate from CEO.

   An Independent Lead Director with a robust set of responsibilities is selected by the Board and provides additional independent oversight of senior management and Board matters.

Risk Oversight	Strong Board oversight of risk with committees having particular oversight of certain key risks facing the Company (see page 23 for additional details on committee oversight).
Open Communication	We encourage open communication and strong working relationships among the Independent Lead Director, Chairman, CEO and other directors. Our directors have access to management and employees.

PROXY SUMMARY

Director Time Commitments

   Pursuant to our recently revised Corporate Governance Guidelines, our directors can sit on no more than four public company boards (including our own), with consideration given to public company leadership roles and outside commitments.

   The Nominating, Governance and Corporate Responsibility Committee conducts an annual review of director commitment levels. All directors are compliant with the policy at this time.

Director Stock Ownership

   Our independent directors are required to own common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own common stock in an amount equal to six times their annual salary.

   Comprehensive insider trading policy.

   Prohibitions on hedging, derivatives trading and pledging of our common stock.

Accountability to Stockholders

   Majority voting in uncontested director elections, coupled with a director resignation policy.

   Fully non-classified board with annual election of directors.

   Adopted proxy access rights.

   No stockholder rights plan.

   Annual advisory vote on executive compensation.

   Opted out of the Maryland Control Share Acquisition Act, which provides certain takeover defenses.

   Opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the board of directors to classify itself without a stockholder vote.

   Stockholder power to amend the Bylaws.

   Stockholder power to call special meeting upon 25% of the votes entitled to be cast.

Management Succession Planning	The Board actively monitors our succession planning and employee development and receives regular updates on employee engagement, diversity and retention matters.
Sustainability and Corporate Responsibility

   The Nominating, Governance and Corporate Responsibility Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility. In 2021, the Committee (formerly the Nominating and Corporate Governance Committee) changed its name to reflect the Committee’s increasing role in and commitment to corporate responsibility initiatives.

   The Nominating, Governance and Corporate Responsibility Committee oversaw the establishment of ambitious 2025 environmental and social targets summarized on the inside front cover of this proxy statement. For more information, see our 2021 Corporate Responsibility Report available on our website at www.hosthotels.com.

Company Culture

   In 2021 our Compensation Policy Committee changed its name to the Culture and Compensation Committee to reflect the Committee’s oversight of our culture and employee engagement initiatives (see page 24 for additional details on Company culture).

PROXY SUMMARY

COMPENSATION PROGRAM

Our executive compensation program is designed to:

•	Link pay to performance;

•	Attract and retain talented executive officers and key employees;

•	Emphasize performance-based compensation to motivate key executives;

•	Reward individual performance; and

•	Encourage long-term commitment to the Company and align the interests of executives with stockholders.

We meet these objectives through an appropriate mix of compensation, which for 2021 included:

PROXY SUMMARY

In 2021, we made several key enhancements to our executive compensation program in response to the COVID-19 pandemic and stockholder feedback. The changes continue to enhance the link between compensation and the Company’s business and strategy as well as the long-term interests of stockholders.

See “Compensation Discussion and Analysis – Our Compensation Program” for a further discussion of the Company’s compensation programs.

✓ Approximately 92% of the votes cast on our 2021 say-on-pay proposal were in favor of our executive compensation program and policies

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors has nominated eight directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All the nominees are currently directors. Mr. Bulls was nominated and elected to the Board in June 2021. Mr. Bulls was initially identified as a director candidate by an independent director and a third-party search firm. In February 2022, Mr. John B. Morse, Jr. expressed his intention to retire from the Board at the conclusion of his current term and, accordingly, his term will end at the conclusion of the 2022 annual meeting. The Board determined that, effective at the conclusion of the 2022 annual meeting, the size of the Board will be decreased from nine to eight directors. The Board is engaged in a search for a new director as part of its ongoing refreshment efforts. See “Corporate Governance and Board Matters – Process for Selecting Directors.”

Each nominee has consented to serve if elected, but if any director nominee is unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board may decide to reduce the size of the Board and the number of nominees.

Board Skills, Qualifications, Diversity and Tenure

The Nominating, Governance and Corporate Responsibility Committee reviews the composition of the Board in light of the Company’s changing requirements and its annual assessment of the Board’s performance. The Committee and Board seek a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts.

There are general qualifications that all directors must have, which are described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee also considers other criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company.

The Board and the Committee are also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, thought, perspective, age, tenure, gender, and ethnicity.

The Board and the Nominating, Governance and Corporate Responsibility Committee believe it is important for the Board to be “refreshed” by adding new directors from time to time. The Committee and the Board also believe that longer serving directors bring critical skills and knowledge to the Board. Among other things, senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that longer serving directors have acquired extensive knowledge of the business that tends to make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a primary driver of decisions.

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

The Committee believes that each of the nominees possesses the key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee has also taken into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations.

The director nominees have served on our Board for an average of approximately 9.5 years. The median tenure of our director nominees is 7 years.

The Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Below each nominee’s biography, we have included an assessment of the skills and experience of such nominee. We have also included a chart that provides a skills assessment for the full Board.

Voting Standard

Each director nominee stands for election every year. Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against.” As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must promptly tender his or her resignation to the Board for consideration. The Nominating, Governance and Corporate Responsibility Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

PROPOSAL 1 – ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

MARY L. BAGLIVO

Ms. Baglivo is the chief executive officer of the Baglivo Group, a strategy consulting company. Previously, she was the vice chancellor of communications and marketing for Rutgers University from 2017 to 2018 and was the vice president for global marketing and chief marketing officer for Northwestern University from 2013 to 2017. Before that, she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm. She also previously served as chair and chief executive officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and chief executive officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was president of Arnold Worldwide from 2002 to 2004 and chief executive officer of Panoramic Communications from 2001 to 2002. She currently serves on the board of directors of Ruth’s Hospitality Group. Ms. Baglivo previously served on the board of directors of PVH Corp.

Skills and Expertise:

•  in-depth global marketing, advertising and consumer branding experience

•  strategic planning expertise

•  extensive business and leadership experience of large complex companies, including as chair and CEO of the Americas at Saatchi & Saatchi Worldwide

•  understanding of growth strategies in worldwide branded businesses

•  environmental, social and governance expertise

•  served as a member of a public company corporate social responsibility committee which has engaged in a wide range of apparel industry leading initiatives in the fields of workers’ rights, environmental issues, animal welfare, and diversity, equity, accessibility and inclusion

Age: 64 Director since: 2013 Independent
Committees: Culture and Compensation (Chair) Nominating, Governance and Corporate Responsibility
Public Boards: Ruth’s Hospitality Group

HERMAN E. BULLS

Mr. Bulls currently serves as vice chairman, Americas, and as an international director at Jones Lang LaSalle. During over 32 years at Jones Lang LaSalle, Mr. Bulls has worked in the areas of development, investment management, asset management, facilities operations, marketing and business development/retention and founded the company’s public institutions business unit. Mr. Bulls previously co-founded and served as president and CEO of Bulls Capital Partners, a Fannie Mae multi-family financing company, and founded Bulls Advisory Group, LLC, a management and real estate advisory firm. Prior to joining Jones Lang LaSalle, Mr. Bulls completed almost 12 years of active duty service with the United States Army, retiring as a Colonel in the U.S. Army Reserves in 2008. Mr. Bulls is a member of the Executive Leadership Council, Leadership Washington, the Real Estate Executive Council and the Real Estate Advisory Committee for New York State Teachers’ Retirement System. He is also on the Board of Governors of the American Red Cross. Mr. Bulls is a founding member and served as the inaugural president of the African American Real Estate Professionals of Washington, D.C. and serves as vice chairman of the University Development and Innovation Council of the Urban Land Institute. He currently serves as a director of American Campus Communities, Comfort Systems, USA, and Fluence Energy, Inc. where he serves as chairman, as well as USAA and Collegis Education, both private companies. Mr. Bulls previously served on the boards of Tyco International, Exelis, Inc., and Computer Sciences Corporation.

Skills and Expertise:

•  real estate industry veteran with over 32 years of experience at Jones Lang LaSalle, a real estate services and investment management company

•  extensive experience in the areas of real estate development, investment management, asset management and operations

•  board oversight expertise, serving on the boards and committees of three other public companies and prior board service at other companies

Age: 66 Director since: 2021 Independent
Committees: Nominating, Governance and Corporate Responsibility
Public Boards: American Campus Communities Comfort Systems, USA Fluence Energy

PROPOSAL 1 – ELECTION OF DIRECTORS

MARY HOGAN PREUSSE

Ms. Hogan Preusse is the founder and principal of Sturgis Partners, an advisory firm. She was formerly at APG Asset Management U.S., the New York subsidiary of the Netherlands-based firm from 2000 to 2017. At APG she served as the managing director and co-head of Americas Real Estate where she was responsible for managing all of APG’s public real estate investments in the Americas. She also served on the executive board of APG Asset Management US from 2008 to 2017. Prior to joining APG, she spent eight years as a sell side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. Her industry memberships include the International Council of Shopping Centers and NAREIT, where she serves as a member of the Advisory Board of Governors and is co-chair of the Dividends Through Diversity, Equity & Inclusion Steering Committee. She is also a member of the board of directors of Digital Realty Trust, Kimco Realty and Realty Income. Ms. Hogan Preusse is a member of the Bowdoin College board of trustees and a member of the Real Estate and Infrastructure Advisory Board of the Carey Business School at Johns Hopkins University.

Skills and Expertise:

•  over 30 years of real estate experience, including managing a $13 billion portfolio in real estate investment trusts and other public real estate securities

•  brings valuable investment focus to the Board

•  recognized expertise and leadership in the real estate sector and in 2015 received NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the industry

•  board oversight expertise, serving on the boards of three other public real estate companies

•  founder and member of the steering committee of Dividends Through Diversity, Equity & Inclusion, NAREIT’s diversity and inclusion initiative

•  audit committee financial expert

Age: 53 Director since: 2017 Independent
Committees: Audit Culture and Compensation
Public Boards: Digital Realty Trust Kimco Realty Realty Income

RICHARD E. MARRIOTT

Mr. Marriott is our chairman of the board. He is also chairman of the board of First Media Corporation, the chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation, a director of the Richard E. and Nancy P. Marriott Foundation, and the president and a trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the board of Marriott International, Inc. and is a past president of the National Restaurant Association and a past director of the Polynesian Cultural Center.

Skills and Expertise:

•  comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 56-year history with the Company and Marriott International

•  during his tenure, Mr. Marriott has served in various executive capacities and has served as our Chairman since 1993

•  long history of successful management of the Company

Chairman of the Board
Age: 83 Director since: 1993

PROPOSAL 1 – ELECTION OF DIRECTORS

WALTER C. RAKOWICH

Mr. Rakowich is the former chief executive officer of Prologis, where he worked for 18 years before retiring in December 2012. Mr. Rakowich served as chief executive officer of Prologis from November 2008 through June 2011, when Prologis merged with AMB Property Corporation. He then assumed the role of co-chief executive officer and served as a member of the Prologis board of directors up until December 2012 to manage the integration of the two companies. Prior to his service as chief executive officer, Mr. Rakowich held a number of senior management positions while at Prologis, including as president and chief operating officer from 2005 to 2008, and managing director and chief financial officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for Pricewaterhouse. Mr. Rakowich is also a director of Iron Mountain Incorporated and Ventas, Inc. He is also on the board of trustees of The Pennsylvania State University and is on the board of Colorado UpLift.

Skills and Expertise:

•  significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

•  brings valuable experience to the Board with respect to risk assessment and leadership development

•  as president and CEO of Prologis, had extensive involvement in the creation and oversight of Prologis’ ESG initiatives

•  extensive experience in accounting and financial reporting through his time at Pricewaterhouse

•  audit committee financial expert

Age: 64 Director since: 2012 Independent
Committees: Audit (Chair) Nominating, Governance and Corporate Responsibility
Public Boards: Iron Mountain Ventas

JAMES F. RISOLEO

Mr. Risoleo became our president and chief executive officer in January 2017. He joined our Company in 1996 as senior vice president for acquisitions and development, and was appointed executive vice president and chief investment officer in 2000. In 2012, he became executive vice president and managing director of the Company’s European business activities and, in 2015, Mr. Risoleo assumed leadership for all of the Company’s west coast investment activities in addition to Europe. Prior to joining our Company, Mr. Risoleo was vice president, development at Interstate Hotels Corporation and a senior vice president, commercial real estate at Westinghouse Electric Corporation. Mr. Risoleo serves as a director of Griffin Realty Trust, Inc., a public non-listed REIT, and was previously a director of Cole Office & Industrial REIT prior to its merger into Griffin Realty Trust. He also previously served as the non-executive chairman of Cole Office & Industrial REIT from 2015 to 2018. Mr. Risoleo is a past chairman of NAREIT and currently serves on its executive board. He is also an executive committee member of the American Hotel & Lodging Association, a member of the U.S. Travel Association CEO Roundtable, and as a member of the Real Estate Roundtable. Mr. Risoleo is also a member of the Bar of the State of Pennsylvania.

Skills and Expertise:

•  extensive business, leadership and strategic planning experience

•  significant expertise in finance, equity and capital development, real estate and the hospitality industry

•  over 25 years of domestic and international hotel experience in investment, dispositions, capital budgets and asset management

•  extensive knowledge of the Company as a member of senior management for over 20 years, serving in various roles within the Company and culminating in his current service as CEO

President and Chief Executive Officer
Age: 66 Director since: 2017
Public Boards: Griffin Realty Trust

PROPOSAL 1 – ELECTION OF DIRECTORS

GORDON H. SMITH

Senator Smith served as president and chief executive officer of the National Association of Broadcasters from November 2009 to December 2021. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the government affairs and international trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently chairman of the board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the States of New Mexico and Arizona.

Skills and Expertise:

•  high-level U.S. government experience and leadership as a United States Senator

•  extensive knowledge of public policy, international affairs and trade and law

•  significant business experience and knowledge of finance, accounting and marketing obtained through his management of Smith Frozen Foods, a leading producer of frozen foods

Age: 69 Director since: 2009 Independent Lead Director
Committees: Nominating, Governance and Corporate Responsibility (Chair) Culture and Compensation

A. WILLIAM STEIN

Mr. Stein is the chief executive officer and a director of Digital Realty Trust. Prior to being named chief executive officer in 2014, he served as chief financial officer and chief investment officer. Before joining Digital Realty in 2004, Mr. Stein was with GI Partners, a private equity fund of which Digital Realty was a portfolio company. Past positions include serving as co-head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group; president and chief operating officer of TriNet Corporate Realty Trust (acquired by iStar Financial) and a variety of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein is a past chairman of NAREIT and currently serves on its executive board and as co-chair of the Dividends Through Diversity, Equity & Inclusion CEO Council. He also serves on the board of the Real Estate Roundtable and as a member of the University of Pittsburgh Chancellor’s Global Advisory Council. Mr. Stein is a member of the Bar of the States of Pennsylvania and Florida.

Skills and Expertise:

•  over 30 years of investment, financial and operating management experience

•  in-depth understanding of the real estate industry and the issues facing real estate investment trusts

•  extensive leadership experience including as CEO of Digital Realty Trust, a real estate investment trust focused on data centers, and has overseen a quadrupling of the company’s total enterprise value, as well as its inclusion in the S&P 500 Index

•  serves as co-chair of NAREIT’s Dividends Through Diversity, Equity & Inclusion CEO Council whose mission is to support various ESG initiatives among its members; in addition, he has led Digital Realty Trust’s sustainability initiatives that have resulted in the company winning NAREIT’s Leadership in the Light award for the datacenter category in each of the past five years

•  audit committee financial expert

Age: 68 Director since: 2017 Independent
Committees: Audit Culture and Compensation
Public Boards: Digital Realty Trust

PROPOSAL 1 – ELECTION OF DIRECTORS

RETIRING DIRECTOR

John B. Morse, Jr. has expressed his intention to not stand for re-election to the Board at the 2022 annual meeting. Mr. Morse’s retirement comes after twenty years of distinguished service as a director. We wish to express our deep appreciation to Mr. Morse for his many years of service to the Company.

JOHN B. MORSE, JR.

Mr. Morse served as senior vice president, finance and chief financial officer of The Washington Post Company (now Graham Holdings Company) from November 1989 until his retirement in December 2008. He also served as president of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers LLP. Mr. Morse is the chairman and lead independent director of AES Corporation. He previously served on the board of HSN, Inc. He is a former trustee and president emeritus of the College Foundation of the University of Virginia and a former director and treasurer of Greater Naples Leadership.

Age: 75 Director since: 2003 Independent

PROPOSAL 1 – ELECTION OF DIRECTORS

Summary of 2022 Director Qualifications and Experience

The Nominating, Governance and Corporate Responsibility Committee and the full Board believe a complementary mix of diverse skills, attributes and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, highlight the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining whether each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted corporate governance guidelines, which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a code of business conduct and ethics that applies to all directors, officers and employees of the Company. The purpose of the code of conduct is to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The corporate governance guidelines, code of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Governance” section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. Over the years, the Board has implemented numerous corporate governance enhancements to strengthen the rights of stockholders and to serve their long-term interests. These have included:

▶   added proxy access;

▶   adopted Charter amendment providing stockholders concurrent power to amend the Company’s Bylaws;

▶   adopted Charter amendment reducing threshold needed for stockholders to call a special meeting;

▶   adopted a majority vote standard for uncontested director elections, coupled with a director resignation policy;

▶   declassified the Board so that all directors are elected annually;

▶   allowed the Company’s rights plan to expire;

▶   opted out of the Maryland Control Share Acquisition Act;

▶   opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the Board to classify itself without a stockholder vote;

▶    supermajority of independent directors;

▶    executive sessions of the Board without management present;

▶    proactive and productive stockholder engagement policy;

▶    independent lead director (selected by the directors); and

▶    annual self-assessment to review the Board’s effectiveness.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a relationship with the Company that could interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. To be considered independent, directors must also be “independent” within the meaning of The Nasdaq Stock Market’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s corporate governance guidelines.

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the director is affiliated or their immediate family members, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which a director nominee or their immediate family members are associated. Consistent with these considerations, the Nominating, Governance and Corporate Responsibility Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that each of the directors currently serving on the Board and each director nominee other than Mr. Marriott and Mr. Risoleo are independent and recommended to the Board that Messrs. Bulls, Morse, Rakowich, Smith and Stein and Mmes. Baglivo and Hogan

CORPORATE GOVERNANCE AND BOARD MATTERS

Preusse have been determined to be independent. The Board approved the determination that each of the directors currently serving on the Board and each director nominees is independent other than Mr. Marriott and Mr. Risoleo. Messrs. Marriott and Risoleo are not independent because they are Company employees.

Board Leadership

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. We have historically had a leadership structure that includes a Chairman of the Board, who is annually elected, a separate Chief Executive Officer, and an independent director serving as Lead Director. The CEO is responsible for setting the strategic direction of the Company and for the day-to-day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings, presides over meetings of the full Board and participates in stakeholder outreach. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has been elected and has led the Company as Chair since its split with Marriott International in 1993. His over 50-year career at the Company provides him with a unique perspective and wealth of knowledge that is invaluable to the Board.

The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman and CEO are not independent directors. The role of a Lead Director is meant to facilitate communication among the directors or between any of them and the Chairman and CEO. In addition, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO, and under our corporate governance guidelines each independent director may call an executive session. Upon recommendation of the Nominating, Governance and Corporate Responsibility Committee, our Lead Director is elected annually from among the independent directors. Gordon H. Smith currently serves as Lead Director.

The duties of the Lead Director include:

•	presiding at executive sessions of the independent directors of the Board, and briefing the Chairman and CEO, as needed, following such sessions;

•	presiding at meetings of the Board where the Chairman is not present;

•	convening and acting as chair of meetings of the independent directors;

•	providing input on Board agendas and meeting schedules;

•	providing feedback to and consulting with the Chairman and CEO on any concerns of the Board; and

•	serving as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described below under “Communications with Directors.”

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Six of eight of our director nominees are independent within the meaning of the rules of The Nasdaq Stock Market. Under our corporate governance guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company, as well as matters concerning management, without any member of management present.

The Board believes that the separate roles of the Chairman and CEO, coupled with an independent Lead

Director, the use of regular executive sessions of the non-management directors, and the substantial majority of independent directors comprising the Board, enables the Board to maintain effective oversight of the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

At least annually, the Nominating, Governance and Corporate Responsibility Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Communications with Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc.
Attention: Secretary
4747 Bethesda Avenue, Suite 1300
Bethesda, MD 20814

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded.

Stockholder Outreach and Engagement

Why We Engage

Our relationship with our stockholders is an important part of our corporate governance program. Maintaining a robust stockholder engagement program helps us:

Determine which issues are important to our stockholders and provide information relevant to those issues	Provide transparency into our business, ESG practices and compensation, as well as set expectations for our performance	Identify emerging issues that may affect our strategies, ESG, compensation practices or operations	Obtain valuable feedback on stockholder perceptions of our business and on lodging and industry fundamentals

How We Engage

Our stockholder and investor outreach includes investor road shows, analyst and investor meetings, investor days, property tours, and industry conferences, most of which were conducted virtually in 2021 due to the continuing effects of the COVID-19 pandemic.

We also communicate with stockholders and other key stakeholders through various channels, including our annual report and SEC filings, proxy statement, news releases, Corporate Responsibility Report, investor presentations, correspondence, and our website. Our quarterly earnings conference calls are open to the public. These calls are available in real time with archived webcasts and transcripts available on our website for a period of time.

CORPORATE GOVERNANCE AND BOARD MATTERS

Investor Relations Outreach

Our senior management team, including our CEO, CFO and our Investor Relations team, maintain regular contact with a broad base of investors through quarterly earnings calls, individual meetings, conferences and other communication channels, to address questions and understand concerns. In 2021, our investor relations team met with investors representing 267 institutional investment management firms, totaling 69% of the shares held by the Company’s top 100 active stockholders (excludes holdings of passive investors such as index funds).

ESG-Focused Outreach

In 2021, we continued to expand our ESG-focused outreach to build meaningful relationships with our stockholders over time. Our ESG-focused outreach is led by a cross-functional senior leadership team that includes members of our Legal, Human Resources, Sustainability, Development, Design and Construction and Investor Relations functions. We contacted investors representing approximately 79% of our outstanding shares (including both actively and passively managed shares). We engaged with 20 investors representing approximately 54% of our stockholder base.

Stockholder Engagement and Response Process

We are committed to regular stockholder engagement so that the Board remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. The below graphic provides an overview of our annual engagement process.

CORPORATE GOVERNANCE AND BOARD MATTERS

As mentioned above, in 2021 we continued to expand our ESG-focused engagement efforts. This engagement helped validate that our stockholders continue to be broadly supportive of Host’s governance and corporate responsibility practices and the overall philosophy, objectives, and design of our compensation program. While most investors requested meetings, several investors indicated that after reviewing our disclosure documents they did not require a meeting or have any questions or concerns. As a part of this engagement, stockholders also shared their perspectives on areas of disclosures to consider expanding in order to provide information that would be most helpful in their respective analyses of Host. Based on the feedback from our stockholders the Board took action to be directly responsive. A summary of the feedback from engagement and our response is below:

What We Heard	How We Responded

Enhance Operational Disclosure and Execute on Objectives:

Frequent business updates throughout the market downturn	We continued to provide frequent updates on the business impact of the COVID-19 pandemic through SEC filings, press releases and updated investor presentations in order to address investors’ desire for current information on hotel operations.

Metrics that demonstrate the Company’s ability to withstand prolonged business disruption	We continued to provide an expense reduction ratio to show year-over-year reductions in hotel-level fixed and variable expenses, cash burn and hotel level operating profit to provide transparency around cash outflows, hotel operating trends and operating leverage of the business.

Prudent balance sheet management	We maintained our investment grade rating on our senior long-term unsecured notes, issued $450 million of 2.90% senior notes due in 2031 and redeemed 100% of $400 million principal amount of 3.75% senior notes due in 2023, thereby extending the Company’s weighted average debt maturity, lowering its weighted average interest rate and further augmenting its cash position.

Recycle capital into assets that we believe will improve the quality and EBITDA growth profile of portfolio	We invested $1.6 billion in early-cycle acquisitions across seven hotels and two golf courses and disposed of nearly $750 million across six assets. In addition, we provided detailed performance metrics in our investor presentations to support our capital allocation efforts.

Demonstrate progress against our three strategic objectives: (1) redefining the hotel operating model, (2) gaining market share at renovated hotels, and (3) strategically allocating capital	In conjunction with our operators, we have taken initial steps toward achieving 50% to 60% of the potential long-term cost reductions based on pro forma 2019 revenues, the Marriott Transformational Capital Program was 85% complete at year end 2021, and we have strategically allocated capital to various development projects with an expected completion by the fourth quarter of 2022.

Highlight Robust ESG Governance Structure and Continue to Enhance ESG Disclosure:

Continue to expand annual sustainability disclosure

We provide a robust Corporate Responsibility Report on an annual basis and strive to improve our disclosures on an ongoing basis. In our most recent report, we included Task Force on Climate-related Financial Disclosure (TCFD) and Sustainability Accounting Standards Board (SASB), now the Value Reporting Foundation, disclosures and have refreshed our corporate responsibility strategy, centered around a commitment to responsible investment.

Our Corporate Responsibility Report is aligned with the Global Reporting Initiative (GRI) standards for sustainability related disclosures and the UN Sustainable Development Goals. In 2021, the Company was named to Dow Jones Sustainability World Index (DJSI World) for the third year in a row and

CORPORATE GOVERNANCE AND BOARD MATTERS

What We Heard	How We Responded

Highlight Robust ESG Governance Structure and Continue to Enhance ESG Disclosure:

DJSI North America index for the fifth consecutive year, and was recognized as a climate change leader by CDP for the ninth consecutive year.

The Company’s annual Corporate Responsibility Report is available on our website at www.hosthotels.com.

Commitment to diversity & inclusion, and enhanced disclosure at the board and workforce level

We continue to prioritize diversity and inclusion in our leadership, and have taken steps to ensure our Board of Directors is composed of individuals from a range of ethnicities and backgrounds and reflects gender diversity. The Board of Directors will continue to consider diversity as a key factor under consideration in future refreshment efforts. Additionally, we provide detailed disclosure regarding the gender and race/ethnicity of each current director.

We have also formally incorporated diversity and inclusion, human capital management, and sustainability into our Board committee responsibilities. In 2021, we renamed our Nominating and Corporate Governance Committee to “Nominating, Governance and Corporate Responsibility Committee,” and our Compensation Policy Committee to “Culture and Compensation Committee.” The names were changed to reflect the increasing roles and commitment by the two committees to providing oversight of topics such as diversity and inclusion, human capital management, sustainability, social responsibility, culture and employee engagement. Both of these committees have charters that formally incorporate these committee functions which we view as critical to the Company’s success.

We have also enhanced the breadth of our demographics disclosure in our Corporate Responsibility Report (available on our website at www.hosthotels.com), and plan to disclose our EEO-1 data by the end of 2022.

As part of our commitment to advancing diversity and inclusion, we have identified three 2025 social targets, including training 100% of employees on unconscious biases, conducting at least two engagement surveys, and including at least two women and two persons of color in each initial candidate pool for externally sourced department head and above positions.

In 2021, we formally launched our diversity and inclusion program with several robust educational events, as well as celebrations to appreciate and recognize our diverse employees and communities—including the launch of a new discussion platform for employees to engage in open and honest dialogue on a variety of topics related to diversity, equity, inclusion and belonging. We also formally launched the Women’s Inspirational Network (WIN), a new employee resource group for women and male allies intended to foster development and networking opportunities, and expanded our Supplier Excellence Survey to include more targeted questions on diversity.

Provide additional color on investments in sustainability-related projects	We have continued to expand our focus on achieving Leadership in Energy and Environmental Design (LEED) certifications across a number of our properties and developments. To date we have 7 LEED-certified hotels and an additional 15 LEED projects across 12 properties in our pipeline. We are committed to a sustainability-driven investment approach to mitigate environmental impacts and climate risks in our portfolio.

CORPORATE GOVERNANCE AND BOARD MATTERS

What We Heard	How We Responded

Update Compensation Program Design:

Continue to shift the LTIP structure towards quantitative metrics with three-year performance periods

As disclosed in last year’s proxy, in response to stockholder feedback, we have redesigned the performance-based portion of our long-term incentive program for 2021 to be 100% based on quantitative metrics.

The long-term incentive program was redesigned to shift from an annual metric of corporate strategic objective performance to three-year Adjusted EBITDAre performance. This shift to three-year vesting for the Adjusted EBITDAre metric will occur in 2022.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain risk areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy, and oversight was especially critical as the pandemic continue to create challenges for the lodging industry and the Company

The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

Risk Oversight

Board/Committee	Primary Areas of Risk Oversight

Full Board

•  Responsible for oversight of strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan;

•  Reviews major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation;

•  Reviews risks associated with investments, acquisitions and divestitures, capital market and joint ventures; and

•  Responsible for oversight and review of risks associated with senior management succession planning.

Audit Committee

•  Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes;

•  Responsible for risks associated with financial matters, particularly the Company’s financial statements, tax matters, accounting and system of internal controls, and disclosure;

•  Responsible for oversight and review of cybersecurity related risks;

•  Reviews risks and exposures associated with derivatives and hedging strategy; and

•  Responsible for oversight and review of risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors and the Company’s compliance with legal and regulatory requirements.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board/Committee	Primary Areas of Risk Oversight

Culture and Compensation Committee

•  Responsible for oversight of exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention and succession planning;

•  The Committee also considers risks associated with employment related matters including diversity and inclusion, employee demographics, corporate culture and internal pay equity; and

•  As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating, Governance and Corporate Responsibility Committee

•  Responsible for oversight of risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition;

•  Responsible for oversight of risks and exposures relating to the structure, membership and charters of the Board committees;

•  Responsible for oversight of risks and exposures relating to the compensation for independent directors; oversight of the evaluation of the Board and management; and

•  Responsible for oversight of the Company’s policies, programs and practices on corporate responsibility and sustainability, including environmental, social, human capital and other matters.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.

Conduct and Culture

Our Board, the Culture and Compensation Committee and other Board committies play a key role in oversight of our culture, including diversity and inclusion, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices to protect our reputation, hotel properties and business. Our Board and its committees do this in a number of ways, including by:

•	focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition;

•	overseeing management’s identification, measurement, monitoring, and control of our material risks, including compliance risk and conduct risk;

•	regularly receiving briefings from senior management on matters relating to compliance and business conduct risk;

•	holding management accountable for the timely escalation of issues for review with the Board and its committees;

•	overseeing our incentive plan design and governance processes to provide for an appropriate balance of risk and compensation outcomes; and

•	reviewing a “Culture Dashboard” on a quarterly basis which includes the demographics of the Company’s workforce and cultural and engagement initiatives.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board and Management Approach to Sustainability

Through a well-established framework and cross-functional Advisory Committee with representatives from across the organization, the Company continues to incorporate sustainability into its core strategy—reflecting our belief that sustainability is essential to long-term growth. We received numerous recognitions for our Corporate Responsibility program in 2021, which are highlighted in the inside front cover of this proxy statement. We also believe in transparency, and report on our sustainability efforts in an annual Corporate Responsibility Report, which is available on our website at www.hosthoteIs.com.

ESG Oversight

The Board recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. Oversight of the Company’s policies, programs and strategies related to environmental, corporate and social responsibility matters, including human rights, human capital management, sustainability and other social and public matters, is part of the charter for the Nominating, Governance and Corporate Responsibility Committee.

The Company’s executive vice president, human resources and corporate responsibility and executive vice president, development, design & construction provide updates to the Committee, which typically meets 3 to 4 times per year. On an annual basis, the Corporate Responsibility team presents progress against ESG targets to our CEO. Additionally, our CEO chairs the Company’s Capital Expenditure Committee and Investment Committee, which meets regularly to review and approve significant investments including those identified to support our 2025 environmental targets and responsible investment strategies.

ESG Executive Steering Committee

The Company’s ESG Executive Steering Committee provides oversight of the Company’s corporate responsibility strategy and engagement with the Board, company leadership and external stakeholders. Encompassing our environmental, social and governance focus areas, the Company’s executive vice president, human resources and corporate responsibility, and executive vice president, development, design & construction, serve as the executive sponsors, with the Company’s executive vice president, general counsel and senior vice president, investor relations also serving on the Executive Steering Committee.

Corporate Responsibility Advisory Committee

To support our Board and CEO, the Corporate Responsibility team and ESG Executive Steering Committee formally engage and convene a cross-functional Corporate Responsibility Advisory Committee representing nearly every department at the Company. Several Advisory Committee members also serve on the Company’s Capital Expenditure Committee and Investment Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

We have also established distinct responsibilities across the Company’s functional areas to execute on our responsible investment strategies. These cross-functional responsibilities include asset-level sustainability assessments, 10-year capital plans, investment decisions, return on investment validation, project management, utility management and stakeholder engagement.

Diversity and Inclusion

The Company is committed to cultivating a diverse and inclusive environment that supports the development and advancement of all. We are committed to fostering a space where we listen, learn and act; treat each other as equals; show support and respect to each other and our partners; and encourage freedom of expression and understanding of differences. We appreciate that our employees’ unique viewpoints, diverse backgrounds and experiences working together lead us to better business outcomes and we attribute this, in part, to our ongoing success.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Company’s CEO has joined the CEO Action for Diversity & Inclusion initiative and personally pledged to continue to advance diversity and inclusion within our workplace. The scope of this pledge supports equity for all, including ethnically or racially diverse persons, the LGBTQ community, people with different abilities, veterans and women.

FOUR GOALS: CEO PLEDGE FOR ACTION ON DIVERSITY & INCLUSION

Make the workplace a trusting place to have complex, and sometimes difficult, conversations	Implement and expand unconscious bias education	Share best–and even unsuccessful–practices	Have Board oversight for the Company’s action plans

In 2020, we initiated our diversity and inclusion (D&I) programmatic efforts to begin exploring how to formally incorporate our aspirations in this area into our current people programs, culture workstreams, corporate responsibility endeavors and our employee training while also establishing and expanding on a framework for how we look at diversity and inclusion at Host and in our communities. As one of the first steps to inform Host’s long-term commitment to diversity and inclusion, we conducted a series of exercises to both listen and learn, including interviews with senior leadership and employee focus groups. We have also introduced the concept of unconscious bias via an introductory online training module with 100% employee participation. In 2021, we formally launched our diversity and inclusion program with several robust educational events, as well as celebrations to appreciate and recognize our diverse employees and communities—including the launch of a new discussion platform for employees to engage in open and honest dialogue on a variety of diversity and inclusion topics related to diversity, equity, inclusion and belonging. We also launched a new employee resource group for women and male allies within Host to foster development and networking opportunities. Additionally, we have established partnerships so that we can more directly support our Black and Brown communities and are continuing to enhance our holistic and integrated approach to charitable giving to further our support of underserved, at-risk and disadvantaged communities.

Succession Planning

The Board is actively engaged in executive talent management and succession planning. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually and receives regular updates on employee engagement, diversity and retention matters. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Under the oversight of the Board, the Company’s CEO succession planning strategies have been successfully managed and implemented. When seeking a successor CEO, the Board has historically focused on internal candidates, drawing on the Company’s deep bench strength. The Company’s past three CEO’s, over a span of almost 20 years, have all come from within the organization. The Company follows the same approach with respect to other senior management positions. Both our chief financial officer, Sourav Ghosh, and corporate controller, Joseph Ottinger, were internal candidates who had each been with the Company for over 10 years and were promoted into their new roles effective September 1, 2020 and January 1, 2021, respectively. In addition, our current head of asset management, Michael Rock, senior vice president, asset management, was also an internal candidate who was promoted to that role effective March 15, 2021 after initially joining the Company in 2013.

Political Contributions Policy and Trade Association Memberships

Under the Company’s longstanding policy, Company funds may not be used to contribute to candidates, political party committees, or political action committees. Company funds also may not be used to make direct independent expenditures to support or oppose political campaigns, to contribute to “social welfare” organizations organized under Section 501(c)(4) of the U.S. Internal Revenue Code or organizations organized under Section 527 of the Internal Revenue Code, or to support ballot measure committees. The Company does not have a political action committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.

The Company makes payments to these associations, including membership fees and dues. Pursuant to the Company’s code of business conduct and ethics, the Company’s legal department oversees compliance with the Company’s policy on political contributions. The Nominating, Governance and Corporate Responsibility Committee discusses the Company’s political spending policies and disclosures. The chart below lists organizations receiving dues and other contributions from the Company totaling $25,000 or more between 2021 and 2017. Based on each organization’s records, we have listed below the portion of Company dues and other amounts that are used by each organization for lobbying.

Trade Association Memberships

	2021			2020			2019
U.S. Trade Association	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$140,593	25	$35,148	$142,511	25	$35,628	$139,928	20	$27,986

US Travel Association	74,600	55	41,030	78,065	36	28,103	77,805	36	28,010

Real Estate Roundtable	35,000	65	22,750	35,000	65	22,750	35,000	65	22,750

The Real Estate Board of New York	0	0	0	0	0	0	0	0	0

American Hotel & Lodging Association (3)	0	0	0	80	18	14	80,570	18	14,503

Federal City Council	0	0	0	0	0	0	25,000	0	0

	2018				2017
U.S. Trade Association	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$144,867		20	$28,973	$130,572		20	$26,114

US Travel Association	74,300		20	14,860	72,500		27	19,575

Real Estate Roundtable	35,000		65	22,750	30,000		65	22,750

The Real Estate Board of New York	29,000	(2)	9	2,520	29,000	(2)	9	2,520

American Hotel & Lodging Association (3)	75,608		18	13,609	74,072		36	26,665

Federal City Council	25,000		0	0	50,000		0	0

(1)	Lobbying percentages obtained from the respective trade association.

(2)	Of this amount, $28,000 was paid in dues and $1,000 was paid in contributions (no contributions were used for lobbying).

(3)	In addition to these totals, certain hotels owned by the Company also contribute to the American Hotel & Lodging Association.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings and Committees of the Board

Each quarter, our Board holds two-day meetings. Committee meetings typically occur on the first day before the Board meeting. In addition to the quarterly meetings, there are other scheduled Board and committee meetings during the year. The Board met nine times in 2021. Throughout the pandemic, our Board has met frequently and regularly to understand the challenges faced by the Company due to the pandemic and to help guide the Company’s response, and received regular updates from the management team. As a result, the Board held more meetings in 2020 and 2021 as compared to prior years. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. Under the corporate governance guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the virtual annual meeting in 2021. Under our corporate governance guidelines, our independent directors meet in executive session without management and did so after each quarterly Board meeting in 2021. Mr. Smith, the Lead Director, presided over the executive sessions of the non-management directors.

Host’s Board of Directors 2021 by the Numbers
meetings held by the Board of Directors (additional meetings for pandemic oversight)

times the independent directors met in executive session

total Board and Committee meetings

of Board members attended the annual meeting held on May 20, 2021

The Board has three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Culture and Compensation Committee, and the Nominating, Governance and Corporate Responsibility Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website at www.hosthotels.com. Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with The Nasdaq Stock Market rules. The composition of each committee, including the designation of committee chairs, is determined annually by the Board, based on recommendations from the Nominating, Governance and Corporate Responsibility Committee. Assignments to committees are made based on a combination of factors, including each individual Board member’s expertise and the needs of the Company. The Board and the Nominating, Governance and Corporate Responsibility Committee consider rotating chair and committee assignments every three to five years, taking into account, among other considerations, the benefits of continuity and experience, the desirability of new perspectives and continual education and engagement for directors, the applicable regulatory and stock exchange requirements, and the appropriate distribution of work. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

In 2021, we renamed our Nominating and Corporate Governance Committee to “Nominating, Governance and

Corporate Responsibility Committee,” and our Compensation Policy Committee to “Culture and Compensation

Committee.” The names were changed to reflect the increasing roles and commitment of the two committees in addressing topics such as diversity and inclusion, human capital management, sustainability, social responsibility, culture and employee engagement. Both these committees have charters that formally incorporate these committee functions which we view as critical to the Company’s success.

CORPORATE GOVERNANCE AND BOARD MATTERS

Audit

Members & Meetings	Committee Functions

Walter C. Rakowich (Chair) John B. Morse, Jr. Mary Hogan Preusse A. William Stein Number of Meetings in 2021: 7

•  Appoints and oversees the independent auditors;

•  Approves the scope of audits and other services to be performed by the independent and internal auditors;

•  Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;

•  Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•  Reviews the work and findings, if any, of the internal auditors;

•  Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•  Meets with the independent auditors, management representatives and internal auditors;

•  Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•  Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•  Reviews risk exposures and management policies.

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and financial expertise requirements of The Nasdaq Stock Market and qualifies as an “audit committee financial expert” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Nominating, Governance and Corporate Responsibility

Members & Meetings	Committee Functions

Gordon H. Smith (Chair) Mary L. Baglivo Herman E. Bulls Walter C. Rakowich Number of Meetings in 2021: 4

•  Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•  Oversees the annual evaluation of the Board, its committees and, in conjunction with the Culture and Compensation Committee, the annual evaluation of management;

•  Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Culture and Compensation Committee of any modifications;

•  Reviews the composition—in terms of independence, experience, expertise, skills, diversity and special knowledge—and tenure of the Board and recommends the nomination of Board members and addition of new members, as appropriate;

•  Ensures that the Board maintains its diversity;

•  Oversees the Company’s policies, programs and strategies related to environmental stewardship, responsible investment, social responsibility, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company;

•  Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—   selection and rotation of committee chairs and committee assignments; and

—   implementation, compliance and enhancements to the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines.

CORPORATE GOVERNANCE AND BOARD MATTERS

Culture and Compensation

Members & Meetings	Committee Functions

Mary L. Baglivo (Chair) Mary Hogan Preusse Gordon H. Smith A. William Stein Number of Meetings in 2021: 8

•  Oversees compensation policies, plans and benefits for the Company’s employees;

•  Approves the goals, objectives and total target compensation of all executive officers of the Company and approves compensation for department heads and above;

•  Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•  Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•  Reviews and advises the Company on compensation trends and peer group practices;

•  Reviews and discusses with the full Board the Company’s succession plans relating to the CEO and other senior management;

•  Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices and employee engagement surveys;

•  Directs preparation of a report on executive compensation for inclusion in the Company’s annual proxy statement;

•  Reviews a “Culture Dashboard” on a quarterly basis, which includes the demographics of the Company’s workforce and cultural initiatives; and

•  Oversees internal pay equity considerations and diversity and inclusion initiatives.

Role of the Compensation Consultant

Pursuant to its charter, the Culture and Compensation Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. The Committee met frequently in 2020 and 2021 to consider the impacts of the pandemic on our business and the role of compensation in motivating the executive team through disruption, discuss peer practices in response to the pandemic and to make decisions to recognize management’s achievements in successfully navigating the pandemic while at the same time taking into account the adverse impact of the pandemic on stockholders and the employees of the Company’s hotel operators. Pay Governance assisted the Committee in this process and provided information on peer practices and trends. For a discussion of the Committee’s deliberations and decisions related to 2021 compensation, see “Compensation Discussion and Analysis—2021 Compensation Results.”

Pay Governance assisted the Committee in the design, structure and implementation of the current executive compensation program, and reviews, at the direction of the Committee, compensation levels, trends and practices at least annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis—Our Compensation Program.” Pay Governance reports directly to the Committee, and representatives of Pay Governance, when requested, attend meetings of the Committee, are available to participate in executive sessions and communicate directly with the Committee Chair

CORPORATE GOVERNANCE AND BOARD MATTERS

or its members outside of meetings. Pay Governance has also served as a consultant retained by the Nominating, Governance and Corporate Responsibility Committee to assist the Committee with its review of the compensation of independent directors. Pay Governance is retained by and conducts its work at the direction and request of, the Board committees. It is not retained by, and does no work directly for, the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Culture and Compensation Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded that their work for the Committee does not raise any conflicts of interest.

The Culture and Compensation Committee may delegate any or all of its responsibilities to a subcommittee but did not do so in 2021. The Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Culture and Compensation Committee oversees all of our compensation policies and practices. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance in support of the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed at each Board meeting, and the strategic plan is addressed annually. Performance measures for long-term incentives are a key Company financial metric (Adjusted EBITDAre) and total stockholder return measured over a three-year period. The total achievable compensation for the year is capped at the beginning of the performance year throughout our compensation programs. The Committee reviews the compensation of executives and department heads. Further, the Committee relies upon its judgment in determining pay approaches and outcomes. Based on the foregoing, we believe our compensation policies and practices do not create inappropriate or excessive risk-taking.

Culture and Compensation Committee Interlocks and Insider Participation

None of the members of the Culture and Compensation Committee who served during 2021 was, during 2021, an officer or employee of the Company, was formerly an officer of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During 2021, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board or its Culture and Compensation Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Process for Selecting Directors

The Nominating, Governance and Corporate Responsibility Committee screens candidates and recommends candidates for nomination by the full Board. The Committee assesses board size as part of the annual nomination process. Part of that assessment takes into account current Board composition, feedback on Board self-evaluations, board size of peer companies, and investor feedback on the Company’s corporate governance structures. The Board currently believes that an appropriate size is eight to eleven members, allowing, however, for changing circumstances that may warrant a higher or lower number. For the 2022 annual meeting, eight director nominees are nominated and the Board is engaged in ongoing refreshment efforts. One new director was added in 2021. The Committee considers director candidates recommended by members of the Committee, other directors, third-party search firms, management and stockholders (as discussed below).

In 2020, the Board engaged an independent third-party firm to conduct a board composition study. The study assisted the Board in assessing the current mix of Board skills and in identifying skills and qualifications that the Board may consider as it evaluates director candidates. The Board seeks a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board and Company confront. The Board is committed to gender, racial and ethnic diversity and is actively recruiting candidates that would enhance the gender, racial and ethnic diversity of the Board.

Stockholder Nominations and Recommendation of Director Candidates

The Committee considers any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to: Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Secretary.

In addition, we amended our Bylaws in 2016 to permit a stockholder (or group of up to 20 stockholders) who has owned at least 3% of our outstanding common stock continuously for at least three years to submit director nominees for the greater of two individuals or 20% of the Board for inclusion in our proxy statement if the stockholder(s) and nominee(s) meet the requirements of the Bylaws.

Stockholders who would like to nominate a candidate for director for inclusion in the Company’s proxy statement, or who would like to nominate a director candidate that is not intended to be included in the Company’s proxy statement must in each case comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

HOW WE BUILD A BOARD THAT IS RIGHT FOR HOST

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. The graphic below describes the ongoing Nominating, Governance and Corporate Responsibility Committee process to identify highly qualified candidates for Board service.

Consider current Board skill sets and needs	Ensure Board is strong in core competencies of strategic oversight, corporate governance, stockholder advocacy and leadership and has diversity of expertise, perspective and background
Consider qualified candidates	Looking for exceptional candidates that possess integrity, independent judgement, broad business experience, diversity and a skill set to meet existing or future business needs
Check conflicts of interest and references	All candidates are screened for conflicts of interest, and all directors are independent, except the CEO and Chairman
Nominating, Governance and Corporate Responsibility Committee	Considers shortlisted candidates; after deliberations, Committee recommends candidates for election to the Board
Full Board of Directors	Dialogue and decision with a commitment to refreshment and diversity

Outcome • Added four highly qualified directors since 2017 that bring the following skills and traits to our Board:

— Public company CEO — Financial and accounting expertise — Executive leadership	— Real estate and REIT knowledge — Governance experience — Financial and capital markets expertise

• Five of the last seven Board members added were either women or bring ethnic diversity to the Board

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2022.

KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers several factors including:

•	the length of time the firm has been engaged;

•	the firm’s independence and integrity;

•	the quality of the discussions with the independent accountant and the Audit Committee’s annual assessment of the past performance of both the lead audit partner and KPMG;

•	data relating to audit quality and performance; and

•	the appropriateness of KPMG’s fees.

Considerations leading to the retention of KPMG included its strong capability and expertise within our industry and the benefits gained from KPMG’s institutional knowledge and deep expertise regarding the Company’s complex operations, accounting policies and practices, and internal control over financial reporting. Another factor included the expertise of the lead audit partner, a very senior partner with significant experience in the lodging and REIT industry and national exposure. A new lead audit partner is designated at least every five years as required by the SEC to ensure continued independence and to provide a fresh perspective. The Audit Committee and its Chair were directly involved in the selection of the current lead audit partner. In addition, the Audit Committee reviewed and discussed the results of the firm’s reports on its quality controls and external assessments, including the results of inspections conducted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is also responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP and set forth below are KPMG’s fees for 2021 and 2020. The Audit Committee believes that these fees are reasonable and competitive.

The Audit Committee also has a long-standing policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant, which is summarized below, as part of the controls and processes that help ensure KPMG’s continued independence.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2022.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2021 and 2020:

	2021	2020

Audit fees (1)	$2,370,000	$2,233,000

Audit-related fees (2)	81,000	31,000

Audit and audit-related fees	2,451,000	2,264,000

Tax fees	—	—

All other fees	—	—

Total Fees	$2,451,000	$2,264,000

(1)

Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan and attestation regarding the Company’s issuance of a green bond.

The Audit Committee concluded that the provision of audit-related services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2021 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services (and corresponding cost levels) that may be provided by the independent registered public accountants under this general pre-approval without obtaining specific pre-approval from the Audit Committee. Services performed under this annual pre-approval are communicated on a timely basis to the Audit Committee. If a type of service to be provided is not within the scope of the general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial reporting oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Exceptions to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as the Company’s internal auditors. PricewaterhouseCoopers LLP reports to the Audit Committee and the purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

To Our Stockholders:

The following four directors serve on the Audit Committee: Walter C. Rakowich (Chair), John B. Morse, Jr., Mary Hogan Preusse and A. William Stein. None of these directors are officers or employees of Host Hotels & Resorts, Inc. (the “Company”), and all meet the independence requirements of the Nasdaq Stock Market LLC and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee operates under a written charter adopted by the Board of Directors that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.hosthotels.com, by clicking on “Our Company” and then “Governance.” The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors to reflect the evolving role of the Audit Committee. The Audit Committee held seven meetings in 2021.

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, system of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accounting firm, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review of the effectiveness of its internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG LLP’s lead engagement partner. The Audit Committee believes that the continued retention of KPMG LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of KPMG LLP’s staff, work and quality control; its expertise in the real estate investment trust and hospitality industries; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditor, including enhanced audit quality and competitive fees.

The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm. In this context, the Audit Committee has:

•  reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2021, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•  discussed with both the Company’s internal and independent registered public accounting firms the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting;

•  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;

•  received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•  discussed with KPMG LLP their independence from the Company and its management, including the compatibility of non-audit services, if any, with maintaining their independence.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2021. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 24, 2022.

The Audit Committee

Walter C. Rakowich, Chair

John B. Morse, Jr.

Mary Hogan Preusse

A. William Stein

PROPOSAL 3 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide the opportunity to earn a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation program include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation “at-risk” increases.

•

Annual cash incentive program is 100% performance based and tied primarily to achievement of predetermined corporate financial measures and, secondarily, to individual performance in support of the Company’s annual business plan.

•

Long term incentive program that is predominately performance based and tied to the achievement of corporate financial performance based on Adjusted EBITDAre as well as relative stockholder return. In response to stockholder feedback, the performance-based portion of our long-term incentive program was changed to be 100% based on quantitative metrics.

•

The Culture and Compensation Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Committee engages an independent consultant to independently review key aspects of our executive compensation program annually.

The Culture and Compensation Committee and the Board believe that the programs in place and the oversight provided are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incentivizing the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Culture and Compensation Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Culture and Compensation Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation program and practices, and the decisions that the Culture and Compensation Committee of the Board of Directors (referred to as the “Compensation Committee” in this CD&A) has made under the program. The CD&A focuses on our named executive officers for 2021, who were:

James F. Risoleo	President and Chief Executive Officer
Sourav Ghosh	Executive Vice President, Chief Financial Officer
Nathan S. Tyrrell	Executive Vice President, Chief Investment Officer
Julie P. Aslaksen	Executive Vice President, General Counsel & Secretary
Joanne G. Hamilton	Executive Vice President, Human Resources & Corporate Responsibility

CD&A Table of Contents

The Company’s Response to the COVID-19 Pandemic and 2021 Company Performance Highlights

We have continued to navigate unprecedented challenges for the lodging industry and the Company stemming from the COVID-19 pandemic. In the face of continued uncertainty in our business we responded thoughtfully and swiftly to ensure that key actions were taken to support and protect our stockholders, employees, communities and hotels, all of which have contributed to our success in navigating the pandemic thus far.

•

Our stockholders: We entered 2021 with the highest quality portfolio in Company history. We continued to make progress on our three key strategic objectives aimed at elevating the EBITDAre growth profile of our portfolio, which are redefining the hotel operating model, gaining market share at renovated hotels, and strategically allocating capital.

COMPENSATION DISCUSSION AND ANALYSIS

•

Our employees: We continued to ensure that our employees remained safe, supported and connected while we navigated remote work and return to office. We offered increased flexibility and expanded our benefits to support employees during the pandemic, including dedicated and regularly updated COVID-19 communications.

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Our communities: Over the course of the pandemic we have continued to provide critical support to communities in our key markets in the form of financial relief, hunger relief, medical supplies and industry recovery efforts.

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Our hotels: The COVID-19 pandemic has provided the hospitality industry with a stark reminder of the importance of adaptability, resiliency and connection as a global community. Over the course of 2021, we sustained our investment in and strengthened our engagement with our hotels and our brands and worked to improve hotel profitability at lower levels of occupancy.

In order to be successful in these efforts in 2021, we mitigated the near-term business impact of the COVID-19 pandemic and at the same time explored the long-term opportunities created by this unprecedented crisis. We relentlessly pursued business objectives focused on maximizing cash and preserving liquidity; driving profitability growth through increases in Adjusted EBITDAre; secured changes to the hotel operating model to achieve permanent cost savings; thoughtfully pursued capital improvements to our properties; maintained our commitment to sustainability leadership in a challenging year; and proactively engaged with stockholders.

Some of the performance highlights for 2021 include:

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Capital Allocation: We invested $1.6 billion in early-cycle acquisitions across seven high-quality hotels and two golf courses and disposed of six hotels with a total value of approximately $750 million. These dispositions reduced our ground lease exposure and future capital expenditure requirements. We also invested $427 million in capital improvements at our properties, taking advantage of reduced demand to complete projects at a time when disruption was minimized.

•

Prudent Balance Sheet Management: As a result of improved operational performance, we exited our credit facility covenant waiver period three quarters ahead of its expiration and came into compliance with our bond indenture debt incurrence covenant. This gave us greater balance sheet flexibility and allowed us to issue $450 million of 2.9% Senior Notes due in 2031, representing the lowest interest rate in the Company’s history. We also redeemed 100% of $400 million principal amount of 3.750% Senior Notes due in 2023, thereby extending the Company’s weighted average debt maturity, lowering its weighted average interest rate and further augmenting our cash position. We maintained our investment grade rating, and ended 2021 with $1.8 billion of total available liquidity, including FF&E reserves and available capacity under our credit facility, leaving us well-positioned to allocate capital strategically in 2022.

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Expense Reductions: Through our enterprise analytics and asset management teams, we significantly reduced our expenses in 2021 and continued to review operating costs with hotel managers at varying levels of occupancy with a focus on modernizing brand standards, streamlining departments and accelerating the adoption of cost-saving technology. We have identified significant potential long-term cost reductions based on 2019 business levels and have achieved approximately 50-60% of those identified savings.

•

Sustainability Leadership: In 2021, we continued our investment in environmental, social and governance (ESG) initiatives that are in the best interests of our Company, and led to us being recognized as a global industry leader in sustainability. We were named to the Dow Jones Sustainability World Index (DJSI World)—which recognizes global sustainability leaders across all industries—for the third consecutive year and were included in the DJSI North America for the fifth consecutive year. We were also recognized by CDP for implementing current best practices to mitigate climate risks and manage environmental impacts, achieving a leadership-level score for the ninth consecutive year. Additionally, we were included among the world’s most sustainable companies in S&P Global’s Sustainability Yearbook and named one of America’s Most Responsible Companies by Newsweek, ranking number 19 on the list and number 1 in the Hotels, Dining & Leisure industry category. We were the first lodging REIT to issue social targets, including two diversity-related targets and one employee engagement target. We issued our third green bond, raising an aggregate total of $1.85 billion since 2019 to support sustainability and LEED-certified investments. Currently, we have

COMPENSATION DISCUSSION AND ANALYSIS

seven LEED-certified hotels, including two LEED Gold hotels as well as our corporate headquarters in Bethesda, Maryland. We participated in the CEO Action for Diversity & Inclusion™ coalition, established a formal diversity and inclusion program, and launched a women’s employee resource group.

•

Stockholder Engagement: In 2021, our investor relations team met with investors representing 267 institutional investment management firms, totaling 69% of the shares held by the Company’s top 100 active stockholders. In addition, over the course of the year, we continued to expand our ESG-focused stockholder outreach. Our cross-functional senior leadership team which includes members of our Legal, Human Resources, Sustainability, Development, Design & Construction, and Investor Relations functions supported this engagement effort through which we reached out to investors representing approximately 79% of our outstanding shares. We engaged with 20 investors representing approximately 54% of our stockholder base. Through this productive engagement process, we gained a clearer understanding of issues that are important to stockholders and provided stockholders with greater transparency into our business, ESG initiatives and practices, and approach to executive compensation.

For more complete information about our 2021 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. For more information on our Corporate Responsibility program, please refer to our 2021 Corporate Responsibility Report which is available on our website at www.hosthotels.com.

Our Compensation Program

The Culture and Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. The Committee annually approves the design and structure of our executive compensation program, which provides for flexibility in light of changing times and stockholder feedback. Our long-standing compensation philosophy, which has supported our business and talent needs over the past decade and the various economic cycles we have experienced, consists of the following principles:

Foster a strong relationship between stockholder interests and executive compensation	Provide annual and long-term incentives that emphasize performance-based compensation	Provide overall levels of compensation that attract, retain and motivate talented executives

Elements of Program and Summary of 2021 Changes

Our compensation program has three key elements—a base salary, an annual cash incentive, and a long-term incentive. The mix of target total direct compensation for 2021 for our CEO and the average of our other named executives is shown in the charts below. Importantly, our compensation program seeks to maximize the alignment between stockholder results and executive compensation by emphasizing variable pay tied to performance, with the majority of the opportunity based on annual and long-term incentive compensation.

CHIEF EXECUTIVE OFFICER

AVERAGE OF OTHER NAMED

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

As the Committee evaluated the Company’s executive compensation program design for 2021, it remained focused on responding to stockholder feedback, promoting long-term value creation and incentivizing executive performance as the pandemic continued to deeply impact our industry and the Company. After reflecting on feedback obtained as part of the Company’s stockholder outreach, the Committee approved certain changes to the executive compensation program for 2021 as follows:

•

The performance-based portion of our long-term incentive program was redesigned to be 100% based on quantitative metrics. The portion of the program based on one-year corporate strategic objectives was replaced with Company Adjusted EBITDAre, a key metric of Company performance, while total stockholder return versus the NAREIT Lodging & Resorts Index was retained for the remaining portion of the program.

•

Corresponding with the removal of corporate strategic objectives, which had a one-year performance period, the performance-based portion of the long-term incentive program will shift to a three-year performance period, with awards cliff-vesting at the end of the three years based on actual Company performance during the period. The shift to a three-year cliff vesting program is gradual and will be completed by 2022. The 2021 performance-based awards were considered transitional and included restricted stock units that vest annually based on Adjusted EBITDAre performance for 2021, 2022 and 2023, with the bulk of the award vesting in 2024 based on 2021-2023 performance and further subject to a 20% increase or decrease based on the Company’s highest average 20-day stock price during 2023.

•

The annual cash incentive program was updated by replacing the financial metrics historically used for Company performance (funds from operations and return on invested capital) with new operational metrics focused on value creation during the pandemic: cost per occupied room (CPOR) and capital expenditure (capex) cash flow. The Committee was focused on retaining quantitative, objective measures of Company performance in the cash incentive program while simultaneously refocusing the program towards metrics that were critical to performance during the time that the Company’s operations were disrupted by the pandemic. In all other respects, the annual cash incentive program was unchanged and values for these new metrics continued to be set at threshold, target and high. CPOR is a key metric to assess our hotels’ operational performance and the Company’s collaboration with its brands and management companies to redefine the hotel operating model and achieve long-term operational savings. Capital expenditures are necessary to preserve the quality and competitiveness of our hotels and capex cash flow is an operating metric that measures spending against budgeted amounts.

These changes to the 2021 compensation program design are described in more detail in the “2021 Compensation” section that follows in this CD&A.

The following table summarizes the key elements of target direct compensation for our 2021 executive compensation program. Our incentives are designed to drive overall corporate performance, achieve strategic goals, and focus individual performance using measures that correlate to stockholder value. As illustrated in the table, we tie our executive compensation program to our long-term business strategy by keeping our executive officers focused on, and rewarding them for, their achievement of goals and the fulfillment of activities that support both annual and long-term Company performance goals.

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY OF 2021 EXECUTIVE COMPENSATION PROGRAM DESIGN

CASH COMPENSATION			EQUITY COMPENSATION
	Base Salary	Annual Cash Incentive Awards	Performance-Based Long-Term Incentive Awards	Time-Based Long- Term Incentive Awards
Key Characteristics	• Fixed compensation component payable in cash.	• At risk compensation component payable annually in cash.	• 73% - 76% of the value of equity awards is performance-based, depending on the executive.	• 24% - 27% of the value of equity awards is time-based, depending on the executive.
	• Reviewed annually and adjusted when appropriate.	• Amount payable is based on actual performance against annually established goals.

•  53% - 59% of the equity award vests based on Adjusted EBITDAre performance, a portion of which is eligible to vest annually and a portion of which is eligible to vest at the end of three years (with the three-year portion also being tied to an absolute stock price modifier).

• Equity award that vests in annual installments over three years.
• 18% - 20% of the equity award is eligible to vest at the end of three years based on relative TSR performance.
Why We Pay This Element and How it Incentivizes Execution of Our Strategy	• Provide a base level of competitive cash compensation for executive talent. • Only component of compensation that is fixed.

•  Motivate and reward executives for performance based on the Company’s achievement of key financial measures and individual performance based on each executive’s contribution to achieving the Company’s annual business plan.

•  Motivate and reward executives for performance on key measures.

•  Align the interests of executives with long-term stockholder value.

•  Measures collective success at achieving pre-determined goals that drive stockholder value

• Align the interests of executives with long-term stockholder value • Retain executive talent.
How We Determine Amount	• Experience, job scope, market data, and individual performance. • Salaries of the named executive officers and department heads are approved by the Culture and Compensation Committee.	• Formulaic determination with a limit on the maximum amount payable.	• Target awards are based on job scope, market data, and individual performance. • Amount of the awards that ultimately vest is capped.

COMPENSATION DISCUSSION AND ANALYSIS

Process for Setting Target Compensation for 2021

The Culture and Compensation Committee annually reviews and approves total target direct compensation for senior executives. This consists of a salary, an annual cash incentive based on the target level of performance, an award of performance-based restricted stock units valued based on the target level of performance and an award of time-based restricted stock units that vest over three years.

Data from three sources provided by Pay Governance, its independent consultant, were approved by the Committee to provide context for use in setting target compensation: (1) pay data reported in 2019 proxy filings for peer companies, (2) 2020 general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) 2020 NAREIT survey data focused on companies of similar size in terms of total capitalization. For more information on these data sources, the specific peer companies used and the Committee’s benchmarking process, see “Role of the Culture and Compensation Committee, Market Data and Peer Group” in this CD&A.

The Committee used these data sources as a reference point to inform its establishment of compensation levels but did not target a specific compensation level relative to the data sources for any named executive officers. As a result of the Committee’s analysis and consideration of the reference point, the CEO’s total direct target compensation for 2021 was set at approximately the median of the peer group and the Committee ensured that the other named executive officers’ total direct target compensation averaged approximately the median of the peer group. The Committee determined the size of each individual’s target long-term equity grant value in 2021 based on each named executive officer’s responsibilities and expected contributions over the next three years and in consideration of the risks and long-term payout potential, including the transition of the plan from partial one-year vesting to full three-year cliff vesting.

Target compensation for each component of the 2021 compensation program is set forth below for each named executive officer in the “2021 Compensation” section that follows.

2021 Compensation

The COVID-19 pandemic continued to pose unique challenges for the lodging industry and our Company in 2021. As a result, the Committee met frequently to evaluate Company performance, the performance of the management team and emerging compensation practices and trends in connection with COVID-19. After extensive discussions and contemplation among Committee members, and in regular consultation with the Committee’s independent compensation consultant, Pay Governance, the Committee considered the following overarching principles in arriving at its 2021 compensation decisions:

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Listen to and Align with Stockholders: Carefully consider the feedback provided by stockholders during management’s extensive ESG-focused stockholder engagement initiative and make compensation decisions that are responsive to the concerns of our stockholders and appropriately aligned with their interests. As a result of this feedback, the Company redesigned the performance-based portion of the Company’s long-term incentive program to be 100% quantitative based and will shift to three-year cliff vesting beginning in 2022.

•

Establish Performance Measures Appropriate for the Pandemic: Take a holistic approach to assessing the impacts of the COVID-19 pandemic on the Company’s business, goal setting and its implications for compensation. Recognizing that the metrics used historically may not suitably measure the Company’s business strategy during the pandemic, review all metrics used in the program and make changes where appropriate to focus on value creation during the pandemic, while still retaining and strengthening the program’s use of objective, quantitative metrics to evaluate performance.

•

Recognize Strong Performance and Leadership in an Unprecedented Time: Reward strong leadership, creative thinking, agility and successful execution of pandemic-based objectives that are critical to ensure an effective near-term and long-term response to the unprecedented challenges posed by the pandemic. Recognize the careful management of the Company’s corporate expense budget resulting in no layoffs of Company employees as a result of the pandemic.

COMPENSATION DISCUSSION AND ANALYSIS

•

Consider the Efforts of All Employees: Recognize the challenges faced by, and extraordinary efforts of, employees at all levels, by ensuring that the Committee’s executive compensation decisions were consistent with compensation decisions for employees at all levels within the Company.

•

Evaluate Executive Performance on an Individual Basis: Ensure that executives are evaluated on an individual basis, rather than taking a one-size-fits-all approach, and that the evaluations take into account each executive’s contributions to and performance against the Company’s pandemic-specific business objectives.

•

Motivate and Retain Key Employees and Executives: Given the continuing impact of the pandemic on the lodging industry and uncertainties around how long the pandemic will continue, ensure that compensation opportunities continue to retain and motivate the Company’s key employees and executives over the near-term and long-term.

•

Understand the Broader Compensation Landscape: Work closely with the Committee’s independent compensation consultant to evaluate and understand how companies within and outside our peer group are approaching compensation decisions, while committing to not modify outstanding awards in response to the pandemic.

Salary

Base salary is set at an annual rate. Salary as a percentage of the named executive officers’ total target direct compensation ranged between 8% and 20% in 2021. There were no salary increases in 2021 for the named executive officers.

Name	Salary 2021	Salary 2020	Increase %

Mr. Risoleo	$1,000,000	$1,000,000	—

Mr. Ghosh	500,000	500,000	—

Mr. Tyrrell	576,800	576,800	—

Ms. Aslaksen	420,000	420,000	—

Ms. Hamilton	450,000	450,000	—

Annual Cash Incentive

All employees participate in the annual cash incentive program. 2021 awards for the named executive officers are based on (1) the Company’s performance against two annual financial metrics, cost per occupied room (CPOR) and capital expenditure (capex) cash flow and (2) individual performance based on contributions to achieving the Company’s annual business plan. The annual cash incentive was weighted as follows for the named executive officers:

COMPENSATION DISCUSSION AND ANALYSIS

The quantitative metrics historically used for Company performance (funds from operations and return on invested capital) were replaced by these metrics focused on value creation during the pandemic. In all other respects, the design of the annual cash incentive program was unchanged. These metrics for our annual incentive plan were approved by the Culture and Compensation Committee in February 2021.

The cost per occupied room (CPOR) metric assesses our hotels’ operational performance and our collaboration with our brands and management companies to redefine the hotel operating model and achieve long-term savings. To measure this performance, the Committee established a target CPOR based on fixed and variable cost estimates that also considered historical data and trends, inflation and key drivers to variable costs. The success of Company performance was measured by the percentage that actual CPOR achieved is better than (lower than) the target CPOR.

The second metric was capex cash flow, an operational metric measuring capital expenditures. In order to maintain the quality and competitiveness of the Company’s hotels, increase revenue and reduce operating costs, the Company must make strategic reinvestment in our assets through capital expenditures. The effectiveness of these investments can be measured in future RevPAR index improvements and increased earnings. Target capital expenditures for 2021 were calculated based on the Board-approved capital plan, which excludes extraordinary events (such as hurricanes) and is adjusted for hotel acquisitions and dispositions. This metric measures the Company’s achievement on completing the 2021 capital expenditure plan based on the actual cost versus the budget (i.e., the lower the spending on a capital project relative to the budget, the greater the level of achievement). The Board receives quarterly updates and monitors progress on the capital expenditure plan.

Individual performance is assessed based on each executive’s contribution towards predetermined business objectives as set forth in the annual business plan. The business objectives for 2021 related to hotel revenue performance, implementing cost savings, capital allocation strategy, value enhancement and redevelopment at our properties, the capital expenditure plan, enterprise analytics, investor relations, corporate responsibility, and organizational matters relating to culture, employee engagement and diversity and inclusion. The Committee believes that including an individual performance component in the annual bonus plan is an important tool in motivating the executives to produce measurable performance results for the Company as a whole and for the executive’s individual area of responsibility, emphasizes the importance of teamwork and recognizes each executive’s role in achieving corporate imperatives.

In 2021, the target annual cash incentive represented between 13% and 20% of the named executive officers’ total target direct compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, and (2) the level of performance achieved on CPOR and capex cash flow, and (3) the level of performance achieved on individual performance towards predetermined business objectives based on the Company’s annual business plan. Performance objectives were set early in 2021 at threshold, target and high levels and results are interpolated between these levels. The percentage of target earned for each performance level is as follows: threshold—50%; target—100%; and high—200%. There is no bonus earned for a particular metric if performance is below threshold, and bonuses are capped at the high level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2021.

Target Annual Incentive

Name	Salary	Target as % of Salary	Target Annual Incentive

Mr. Risoleo	$1,000,000	160	$1,600,000

Mr. Ghosh	500,000	100	500,000

Mr. Tyrrell	576,800	100	576,800

Ms. Aslaksen	420,000	100	420,000

Ms. Hamilton	450,000	100	450,000

COMPENSATION DISCUSSION AND ANALYSIS

2021 Results on Financial Measures. The threshold, target and high goals for CPOR and capex cash flow were established in February 2021 by the Culture and Compensation Committee based on, and subject to review and approval of, the Company’s 2021 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2021, which were determined by the Committee in February 2022.

2021 Actual Results on Financial Measures

Corporate Measure	Threshold	Target	High	Actual

Cost Per Occupied Room	20%	25%	30%	28%

Capex Cash Flow	$463,000,000	$441,000,000	$419,000,000	$403,000,000

Cost per Occupied Room: The 2021 CPOR was achieved between “target” and “high” due to: (1) the Company’s extraordinary efforts to temporarily reduce traditionally fixed expenses as it navigated the constantly evolving business environment in 2021; and (2) progress towards its strategic goal to reimagine the hotel operating model in areas such as streamlined property leadership and lower brand cost allocations.

Capex Cash Flow: Despite significant and unprecedented supply chain challenges, the Company completed over 80 managed capex projects realizing over $17M in project savings. The Company also effectively managed capex required for unplanned projects. The Company’s final outcome was significantly under budget which resulted in a high performance level.

2021 Results on Individual Performance Goals. The Committee spent considerable time evaluating the 2021 performance of our senior management team, including the named executive officers. The Committee was committed to ensuring that the individual compensation decisions made by the Committee for the senior management team considered, among many factors, compensation outcomes for the broader employee population given that all of our employees were integral to our response to the unprecedented challenges brought on by the pandemic. For the named executive officers, the Committee reviewed and discussed each executive’s performance at its December 2021, January 2022 and February 2022 meetings after reviewing individual assessments and receiving input from Mr. Risoleo (for executives other than himself). The Committee discussed each of the named executive officer’s performance based on their individual contributions towards predetermined business objectives as set forth in the Company’s annual business plan and the impact of individual performance on the overall successes of the Company. The Committee provided its recommendations to the independent directors of the Board in an executive session.

The Committee determined that each named executive officer performed at exceptional levels and showcased strong leadership in continuing to navigate the Company and its employees through the unforeseeable impacts of the pandemic notwithstanding the unprecedented and drastic impact the pandemic had on the hospitality industry, as demonstrated by the many accomplishments set forth at the beginning of this CD&A. The tables below describe in detail the individual contributions of each named executive officer which resulted in high achievement level for each officer under the individual performance component of the annual incentive plan for 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Individual Performance Achievement

Individual Performance for Mr. Risoleo

•  Aggressively guided holistic organizational strategies to recover revenues and effectively cut costs; maintained the Company’s strong liquidity position and the Company’s investment grade balance sheet

•  Led efforts to collaborate with our operators to redefine the hotel operating model by implementing changes that are intended to provide long-term efficiencies

•  Continued to champion repositioning of the Company’s portfolio to outperform peers and coached the Investments team through $1.6 billion in industry leading early-stage acquisitions; guided the Company’s strategic joint venture with Noble Investment Group which will allow the Company to benefit from chain scale diversification into select service hotels, a fund platform and a durable ongoing fee stream from institutional money management

•  Guided senior management team to maintain focus on delivering strong top- and bottom-line operational performance, resulting in outperformance that was significantly over budget and consistently exceeded analysts’ expectations and consensus estimates

•  Championed strategic investment of capital in the Company’s existing portfolio during the historically low occupancy environment to position the Company to gain market share upon market recovery; led efforts to successfully complete 88 capital investment projects, which were significantly under budget despite supply chain constraints and furthered Marriott Transformational Capital Program on schedule and under budget

•  Enhanced engagement with employees during the pandemic to understand employee sentiment regarding the impact of the pandemic on their professional and personal lives and concerns regarding return to office, resulting in the single highest score on the Company’s employee engagement survey (communications with employees)

•  Championed and provided guidance on corporate responsibility strategy, including expanded Corporate Responsibility Report, formal launch of the Diversity and Inclusion program, supplier excellence survey focused on gathering baseline data and continued personal involvement with the CEO Action for Diversity and Inclusion coalition

Individual Performance for Mr. Ghosh

•  Led negotiations on successful second amendment of credit facility providing greater Company flexibility to pursue transactions; established at-the-market equity offering program; led issuance of Series J senior notes with lowest interest rate in Company history and redemption of Series D senior notes to extend maturity schedule

•  Hosted a Company Diversity and Inclusion event and championed the successful Company-wide Host Challenge to drive deeper business understanding across all levels of employees and enhanced collaboration across the Company

•  Led negotiations to enter strategic partnership with Noble Investment Group that provides chain scale diversification into select service hotels and new growth opportunities for the Company

•  Initiated and reviewed financial analysis to guide capital expenditures program and evaluation of return-on-investment projects and led feasibility analysis to enable decision making on value enhancement and redevelopment projects as well as investment and disposition opportunities

•  Led Business Intelligence and Revenue Management teams in collaboration with Asset Management to drive revenue recovery, pursue market share gains at renovated hotels and evolve the hotel operating model to achieve long-term expense savings

•  Led collaboration with operators to enable technology initiatives at properties and regularly engaged with the brands on standards

COMPENSATION DISCUSSION AND ANALYSIS

Individual Performance for Mr. Tyrrell

•  Led asset management team which delivered strong top-line and bottom-line outperformance, working with our operators to implement sustainable cost savings and changes to the hotel operating model to reduce costs

•  Led capital allocation strategy and transactions during one of the most active years ever for the Company; the Company’s deal activity was industry-leading in 2021, acquiring $1.6 billion in early-cycle acquisitions and disposing of six properties with substantial capital expenditure needs for nearly $750 million

•  Helped reprioritize current and future year capital expenditure plans to seek to improve returns, minimize disruption and strategically position hotels for outperformance

•  Aggressively pursued ground lease modifications and alternative use opportunities

•  Utilized industry contacts and relationships to stay abreast of the M&A landscape and evaluated numerous investment opportunities

Individual Performance for Ms. Aslaksen

•  Oversaw and advised on legal aspects of credit facility amendment; Series J senior notes issuance, Series D redemption and at-the-market equity offering program

•  Collaborated with Investor Relations and Finance teams on new disclosures to facilitate communication of Company strategic objectives during the pandemic

•  Successfully led stockholder engagement with governance teams at the Company’s largest investors on issues important to stockholders; provided stockholders with enhanced transparency into our business, insight on ESG initiatives and practices, and our approach to compensation

•  Oversaw the legal analyses and negotiation of key operational matters with operators, including the Company’s capital expenditure program; oversaw regulatory and litigation matters

•  Oversaw all legal matters related to the acquisition and sale of properties and led legal negotiations and formation of the joint venture with Noble Investment Group

Individual Performance for Ms. Hamilton

•  Successfully led the Company’s internal response to the COVID-19 pandemic, including extensive employee engagement efforts, return to office planning and establishing safety protocols, which involved multiple pilot programs and a phased-in return

•  Participated as part of a cross-functional senior leadership team to engage with governance teams at the Company’s largest investors

•  Launched the Company’s Diversity & Inclusion program including employee focus groups and interviews and developed and launched an Engagement Survey for which results were shared with all employees; also championed the planning for the Women’s Inspirational Network launched in 2021

•  Researched, developed alternatives, and implemented modifications to the executive compensation program for 2021, including new annual bonus plan metrics of capital expenditure cash flow and cost per occupied room, and changes to the long-term incentive plan to remove the one-year corporate objectives measure and replace with a three-year Adjusted EBITDAre measure

•  Provided executive leadership and oversight of the Company’s Corporate Responsibility program, investments in ESG initiatives, and progress toward achievement of 2025 environmental and social targets; expanded the Corporate Responsibility Report to include additional social metrics, a materiality matrix, and biodiversity and human rights risk assessments

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Annual Cash Incentive. Based on the Committee’s review and determinations discussed above, the named executive officers received the following annual cash incentive for 2021:

			Results 2021 Annual Incentive
Name	Target as % of Salary	Target Annual Incentive	Capex Cash Flow	Cost Per Occupied Room	Individual Performance	Total Annual Incentive (1)	% of Target Achieved

Mr. Risoleo	160	$1,600,000	$768,000	$1,505,280	$640,000	$2,913,300	182

Mr. Ghosh	100	500,000	240,000	470,400	200,000	910,400	182

Mr. Tyrrell	100	576,800	276,864	542,653	230,720	1,050,300	182

Ms. Aslaksen	100	420,000	201,600	395,136	168,000	764,800	182

Ms. Hamilton	100	450,000	216,000	423,360	180,000	819,400	182

(1)	Total annual incentives amounts are rounded up to the nearest $100.

Long-Term Incentives

The long-term incentives are equity-based awards and are denominated in performance-based and time-based restricted stock units. These awards represent the largest component of total target direct compensation for all named executive officers, representing between 60% and 79% in 2021. Dividends accrue on unvested awards, but are paid only when, and if, the restrictions on the awards lapse.

The majority of our long-term incentive compensation is performance-based. Performance-based restricted stock units vest upon achievement of relative TSR and Company Adjusted EBITDAre goals. These measures provide a link to stockholder value, with recognition of the other companies against which Host may be competing for capital.

Transitioning the Long-Term Incentive Program to Three-Year Cliff Vesting and Solely Quantitative Metrics.

The design of the 2021 long-term incentive program included several changes the Committee approved after reflecting on stockholder feedback obtained as part of the Company’s expanded outreach. This included moving the performance-based portion of the program to three-year cliff vesting and assessing performance solely through quantitative financial metrics. The Committee’s objective was to tie the program to long-term value creation through relevant financial metrics and relative market performance and to ensure that named executive officer compensation levels and structure were competitive and appropriately comparable to peer company programs. As designed, the Committee believes the 2021 program will further align the executive team with Company performance and stockholder interests over the long-term.

A primary change in 2021 was to replace the performance metric tied to corporate strategic objectives used in past years, which were qualitative in nature, with Adjusted EBITDAre, a key measure of Company financial performance. EBITDAre is a predominant measure of operating performance used by real estate investment trusts and the Company reports the measure in accordance with NAREIT guidelines, with certain adjustments, as a supplemental measure of operating performance in its earnings releases, financial presentations, and SEC filings. For more information on this measure and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre for Host Inc. and Host L.P.” on page 73.

A second change to the design of the long-term incentive program was to transition the performance-based portion of the program to a three-year performance period, with awards cliff-vesting at the end of the three years. While relative TSR performance had been and continues to be based on three-year Company performance as compared to the NAREIT Lodging & Resorts Index, the corporate strategic objectives used to measure performance in prior years were one-year metrics. This resulted in a portion of the performance-based long term incentive award

COMPENSATION DISCUSSION AND ANALYSIS

vesting on an annual basis. The 2021 performance-based awards were considered transitional and included restricted stock units that vest based on Adjusted EBITDAre performance for 2021, 2022 and 2023, with the bulk of the award vesting in 2024 based on 2021-2023 performance. Adjusted EBITDAre targets are established annually by the Committee at the beginning of each year. The 2021 awards are intended to more gradually transition the recipients from our previous program that included a one-year measurement period based on corporate strategic objectives to a three-year measurement period based on EBITDAre. The performance-based awards under our long-term incentive program for 2022 fully implement the program change and vest only at the end of the three-year performance period.

Lastly, a majority of the restricted stock units eligible to vest based on 2021-2023 Adjusted EBITDAre performance are also subject to a 20% increase or decrease based on the Company’s highest average 20-day stock price during 2023 as compared to threshold, target and high goals established by the Committee in February 2021. Under this stock price modifier, if the highest average price is at threshold or lower, then the number of units vesting will be reduced by 20% of target shares; if target stock price performance is achieved there is no change to the number of units vesting; and if high stock price performance is achieved, then the number of units vesting is increased by 20% of target shares. Results are interpolated between these performance levels. Since the goals were formulated with a view to future stock price performance, we do not believe it is appropriate to disclose them until the performance period has ended.

As a result of these changes, the Committee believes the performance orientation and rigor of the 2021 long-term incentive program has been significantly enhanced because the majority of the overall program is now fully based on performance against quantitative metrics. In addition, the Committee believes that the re-designed program puts greater emphasis on long-term value creation through the use of three-year cliff vesting for performance metrics. The Committee believes these changes will further align the executive team with Company performance and stockholder interests over the long-term.

2021 Long-Term Incentive Program Grant Levels

Under the 2021 compensation program, awards of restricted stock units are eligible to vest based on the following:

•	Adjusted EBITDAre Performance (53% – 59% of the long-term incentive opportunity, depending on the executive) restricted stock units that vest based on a key measure of operating performance;

•	Relative TSR (18% – 20% of the long-term incentive opportunity) compares the Company’s three-year performance (2021-2023) to the performance of the NAREIT Lodging & Resorts Index; and

•	Time-based (24% – 27% of the long-term incentive opportunity) restricted stock units that vest ratably over a three-year period.

Achievement levels for Adjusted EBITDAre and the relative TSR measure are set for threshold at which 25% of shares may be earned, target, at which 50% of the shares may be earned and high performance, at which all shares are earned. The threshold, target, and high levels of relative three-year TSR performance are 30%, 50% and 75%, respectively. The threshold, target and high goals for Adjusted EBITDAre for 2021 are set forth in the “2021 Results on Adjusted EBITDAre Measure” section below. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

The above weighting for the 2021 long-term incentive grants differs from previous years and the weighting of 2022 long-term incentive grants. This is reflective of the fact that the target opportunity for the Adjusted EBITDAre performance portion was higher in 2021 than the 30% opportunity tied to corporate strategic objectives for 2020 or Adjusted EBITDAre for 2022. The table below summarizes the weighting of the long-term incentive grants for the named executive officers for 2020 – 2022.

Weighting for 2020-2022 Long-Term Incentive Grants for Named Executive Officers

	2020 Design	2021 Design	2022 Design

1-Yr Corporate Strategic Objectives	30%

3-Yr rTSR Performance RSUs	30%	18% –20%	30%

EBITDAre Performance RSUs		53% –59%	30%

Time-Based RSUs	40%	24% –27%	40%

COMPENSATION DISCUSSION AND ANALYSIS

In implementing the long-term incentive program design changes the Committee was aware that an immediate switch from one-year corporate strategic objectives to three-year cliff vesting for Adjusted EBITDAre performance would result in a 30% decrease in annual equity vesting opportunity for the named executive officers in 2022 and 2023. This would be occurring at a critical time for the Company as it recovers from the impact of the COVID-19 pandemic. In order to facilitate a smooth transition to longer term vesting, the Committee increased the vesting opportunity for the 2021 transition, with a portion eligible to vest in 2022 and 2023 based on Adjusted EBITDAre performance in 2021 and 2022, and the largest portion vesting in 2024 based on 2021-2023 Adjusted EBITDAre performance. The Committee believed that these changes would focus the executives on long-term Company performance and address the increased risk to the executives of moving to a performance-based three-year cliff vesting plan. To further ensure that the increased vesting opportunity for 2024 was aligned with long-term stockholder value, the Committee included the stock price modifier feature described above.

The increased vesting opportunity was determined, in part, based on the varying role of each officer in the Company’s strategy as it recovers from the pandemic and in consideration of the future anticipated demands on the executive and therefore differed among the executives. The Committee ensured that the total target compensation, including all equity awards, for the CEO was at approximately the median of the peer group and that the total target compensation for the other named executive officers averaged approximately the median of the peer group.

In summary, the 2021 long-term incentive grant for Mr. Risoleo vests as follows:

•	53% of the total long-term incentive grant vests based on Adjusted EBITDAre performance;

•	33% of the total grant cliff vests at the end of a three-year performance period based on Adjusted EBITDAre performance and is subject to a 20% increase or decrease based on 2023 stock price; and

•	20% of the total grant vests annually over three years based on Adjusted EBITDAre performance;

•

20% of the total long-term incentive grant vests based on three-year relative TSR performance (and as a result over 50% of the total grant is subject to relative TSR performance or a stock price modifier to ensure alignment with long term stockholder value); and

•	27% of the total long-term incentive grant is time based, vesting annually over three years.

The allocations for the other named executive officers are comparable, with the differences stemming from the varying levels of increased vesting opportunity discussed above.

Set forth in the table below are the target levels established by the Committee for each of the named executive officers under the long-term incentive program for 2021 as well as a summary of the target levels of restricted stock units for each component of the program.

				Units for Adjusted EBITDAre Performance Period (Target)
Name	Target Long- Term Incentive (1)	3-Year Time Based Units	3-Year Relative TSR Units 2021 - 2023 (Target)	Jan 1, 2021 - Dec 31, 2021	Jan 1, 2022 - Dec 31, 2022	Jan 1, 2021 - Dec 31, 2023	Total Restricted Stock Units (Target)

Mr. Risoleo	$9,750,000	187,089	140,317	46,772	46,773	280,635	701,586

Mr. Ghosh (2)	1,700,000	28,783	21,587	7,196	7,196	57,566	122,328

Mr. Tyrrell	2,820,000	54,112	40,584	13,528	13,528	81,168	202,920

Ms. Aslaksen	1,376,000	24,753	18,565	6,188	6,189	43,319	99,014

Ms. Hamilton	1,312,500	25,185	18,889	6,296	6,297	37,778	94,445

(1)

This column reflects the target level value of long-term incentives. These are equity-based awards. The Culture and Compensation Committee determines the dollar value that should be awarded and the number of shares of restricted stock units underlying the award is then determined by dividing the value by the average of the closing prices of the Company’s common stock on the Nasdaq Stock Market for the 60 calendar days up to and including December 31, 2020, which was $13.90. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates the volatility of using single day stock prices.

COMPENSATION DISCUSSION AND ANALYSIS

(2)

Mr. Ghosh received a $400,000 increase in his long-term incentive opportunity in connection with his growth in the role as Chief Financial Officer and successful management of the Company’s balance sheet and cash flows through the severe disruption caused by the pandemic.

2021 Results on Adjusted EBITDAre Measure. The threshold, target and high goals for Adjusted EBITDAre were established in February 2021 by the Culture and Compensation Committee. At the time, there was very poor visibility into future operations due to the unpredictable nature of the pandemic. For this reason, the Company had suspended providing earnings guidance. The goals were based on the Company’s 2021 business plan and budget, both of which were approved by the Board of Directors. As in prior years, the Company’s budget was established through a rigorous hotel-by-hotel analysis and reflected industry consensus expectations as well as budget expectations of our hotel operators for each hotel. As of early 2021, CBRE, a leading hospitality industry data benchmarking and research provider, was forecasting 2021 revenues per available room (RevPAR) to be approximately $50 for the upper-upscale hotel segment (which comprises most of the Company’s properties), significantly below pre-pandemic levels.

Ultimately, the lodging industry recovery in 2021 was meaningfully better than expected at the beginning of the year and the Company’s 2021 RevPAR was $113.40, well above industry expectations. This strong performance reflected the better-than-expected recovery in lodging demand as well as the efforts of the Company’s senior management to control cost increases as lodging demand recovered. As discussed in the beginning of this CD&A, the Company was able to leverage its enterprise analytics and asset management teams to review operating costs with hotel managers with a focus on modernizing brand standards, streamlining departments, accelerating the adoption of cost-saving technology, and securing changes to the hotel operating model to achieve cost savings. As a result, the Company had exceptionally strong financial performance in 2021, resulting in “high” achievement against the Adjusted EBITDAre goals. Further, this result and the design of the plan whereby performance goals are set at the beginning of the year for each of the three years, led to the Committee approving significantly higher goals in 2022 than would have likely been the case if the 2022 goals were set in February 2021.

2021 Actual Adjusted EBITDAre Results

	Threshold	Target	High	Actual

Adjusted EBITDAre	$(175)	$(168)	$(161)	$532

The chart below shows, for each named executive officer, the total number of restricted stock units that were eligible to be earned based on Adjusted EBITDAre performance for 2021, the target level of such restricted stock units, the actual number of such restricted stock units earned and the number of such restricted stock units forfeited by each named executive officer. The number of restricted stock units shown below are for only the portion of the Adjusted EBITDAre performance award eligible to vest for 2021 based on 2021 performance and does not include restricted stock units eligible to vest in future years.

	Adjusted EBITDAre Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	93,544	46,772	93,544	—

Mr. Ghosh	14,391	7,196	14,391	—

Mr. Tyrrell	27,056	13,528	27,056	—

Ms. Aslaksen	12,376	6,188	12,376	—

Ms. Hamilton	12,592	6,296	12,592	—

2021 Results on Relative TSR Measure. The equity awards granted in 2021 will vest based on the Company’s relative TSR performance over the three-year period of 2021 to 2023 and therefore none of the awards were eligible to vest in 2021. The restricted stock units eligible to vest for 2021 reflect performance-based restricted stock unit awards that were granted in 2019 and which were eligible to vest based on the Company’s relative TSR

COMPENSATION DISCUSSION AND ANALYSIS

(measured as a percentile) compared to the NAREIT Lodging & Resorts Index for the period January 1, 2019 through December 31, 2021. No restricted stock units are earned if performance is below threshold. The number of restricted stock units earned for the relative TSR portion of the long-term incentive program was slightly below high based on the Company’s strong relative TSR performance over the period.

2019 – 2021 Actual TSR Results (1)

(1)

TSR is the increase in the price of the Company’s common stock at year-end December 2021 over the price at year-end December 2018, plus dividends paid on the Company’s common stock during each year. The stock price will be calculated, in each case, as the average of the closing price of the Company’s common stock on the NYSE or Nasdaq, as applicable, on the last 60 calendar days of the year.

The chart below shows for each named executive officer, the actual number of restricted stock units that were eligible to vest based on the Company’s relative TSR over the three-year period of 2019 to 2021 and the number of restricted stock units earned and forfeited. Most restricted stock units vested for each of the named executive officers based on the Company’s slightly below high performance on relative TSR.

	2019 – 2021 TSR-Based Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units Granted (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	199,682	99,841	185,469	14,213

Mr. Ghosh	8,786	4,393	8,161	625

Mr. Tyrrell	62,567	31,284	58,114	4,453

Ms. Aslaksen	—	—	—	—

Ms. Hamilton	26,624	13,312	24,729	1,895

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Performance-Based Restricted Stock Units Results. The chart below summarizes the number of performance-based restricted stock units that were eligible to vest for 2021 and the number of performance-based restricted stock units earned and forfeited by the named executive officers for 2021. The total number of performance-based restricted stock units earned was close to high for 2021 due to the Company’s strong results on Adjusted EBITDAre (high performance) and relative TSR performance (slightly below high).

	Total Restricted Stock Units Eligible to Vest For 2021	Total Restricted Stock Units Earned For 2021	Total Restricted Stock Units Forfeited For 2021

Mr. Risoleo	293,226	279,013	14,213

Mr. Ghosh	23,177	22,552	625

Mr. Tyrrell	89,623	85,170	4,453

Ms. Aslaksen	12,376	12,376	—

Ms. Hamilton	39,216	37,321	1,895

Role of the Culture and Compensation Committee, Market Data and Peer Group

The Culture and Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. See “Corporate Governance and Board Matters—Role of the Compensation Consultant” for more information on this engagement. In addition to a review of program design, the Committee annually reviews and approves total target direct compensation for senior executives. Data from three sources were approved by the Committee for use in generally assessing and comparing pay levels at the Company and for setting target compensation for 2021. These were (1) pay data reported in 2019 proxy filings for peer companies, (2) 2020 general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) 2020 NAREIT survey data focused on companies of similar size in terms of total capitalization. The peer group is reviewed on a regular basis and is generally comprised of 15-25 companies, which is a sufficient number to provide robust market data and minimize year over year changes to the extent possible. The peer group companies primarily operate in the real estate and/or hospitality industry and with North American operations or a similar business model to that of the Company. The companies are generally competitors for talent and/or investment capital. They are screened as to size and generally fall within a range of a market capitalization that is 0.5 times to 3 times that of the Company or with revenues in the range of 0.4 times to 2.5 times that of the Company. For 2021 compensation decisions, the Committee determined to use the same peer group as in the prior year except that Prologis, Inc. was removed due to its increased size relative to the Company’s screening criteria. The compensation peer group consisted of the following 19 companies:

COMPENSATION PEER GROUP

AvalonBay Communities, Inc.

Boston Properties, Inc.

Duke Realty Corporation

Equity Residential

Essex Property Trust, Inc.

Federal Realty Investment Trust

Healthpeak Properties, Inc.

  (formerly HCP, Inc.)

Hilton Worldwide Holdings, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

Macerich Company

Marriott International, Inc.

Park Hotels & Resorts, Inc.

Regency Centers

SL Green Realty Corp.

UDR, Inc.

Ventas, Inc.

Vornado Realty Trust

Welltower, Inc. (formerly known as Health Care REIT, Inc.)

The NAREIT survey data provided the Committee with industry specific references for a broad range of companies. It also reflected companies against which the Company competes directly for talent and investment capital. The general industry database presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index.

COMPENSATION DISCUSSION AND ANALYSIS

The Committee generally compared the compensation of each executive to multiple percentiles of each data source. In addition, the Committee took into consideration the characteristics of each executive’s position, scope of responsibilities, experience, performance and internal equity. The Committee relies on this range of competitive information, rather than a targeted reference point to inform its establishment of compensation levels. Pay for an executive officer who is new to a position tended to be at the lower end of the competitive range, while pay for seasoned executives would tend to be positioned at the higher end of the competitive range.

Best Practices

Our compensation program for 2021 continues to incorporate our best practices:

What We Do

✓ Culture and Compensation Committee comprised solely of independent directors;

✓ Stock ownership and retention requirements for senior management and directors;

✓ Regular reviews of our compensation and relative TSR peer group;

✓ Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;

✓ An annual review of the performance of the chief executive officer;

✓ Market-aligned severance policy for executives with a double trigger for any change in control payments under the plan;

✓ A policy authorizing recoupment of compensation that results from a misstatement of financial results;

✓ Limited perquisites;

✓ The majority of total compensation is tied to performance;

✓ Cap on performance-based compensation;

✓ An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company; and

✓ Annual advisory vote on executive compensation.

What We Don’t Do

  No employment contracts with executive officers;

  No individual change in control agreements;

  No tax gross-up on change in control payments or severance payments;

  No pledging, hedging, derivatives trading or short sales of Company securities by directors, officers or employees;

  No pension plans or supplemental executive retirement plans;

  No dividends paid on unvested restricted stock or restricted stock unit awards unless the awards actually vest;

  No counting of performance vesting restricted stock toward our stock ownership guidelines;

  No grants of stock options since 2016; and

  No option repricing without stockholder approval.

Results of 2021 Advisory Vote & Stockholder Engagement

Each year, the Culture and Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.

In 2021, stockholders continued their significant support for our executive compensation program with approximately 92% of the votes cast for approval of the “say on pay” proposal at the 2021 Annual Meeting of Stockholders. The Committee believes that last year’s voting results conveyed our stockholders’ strong support for

COMPENSATION DISCUSSION AND ANALYSIS

the design changes made to our compensation programs in recent years and that last year’s voting results, together with the 92% or better approval received since the inception of the advisory vote, conveyed our stockholders’ continued strong support of the philosophy, design and structure of our executive compensation program.

In addition to the outcome of the stockholder advisory vote, the Committee also considers the results of our stockholder engagement in considering the design of the Company’s compensation program. A discussion of how the Company conducts stockholder outreach and a summary of the results of this program for 2021 is summarized in “Corporate Governance and Board Matters—Stockholder Outreach and Engagement” in this proxy statement. As a result of this engagement, enhanced operations disclosure was provided detailing the Company’s response to the pandemic, greater ESG disclosure was provided, we took further steps to ensure our Board of Directors is comprised of individuals from a range of ethnicities, and we re-designed the performance-based portion of our long-term incentive program to be 100% based on quantitative metrics.

Risk Considerations

Prior to adopting the annual compensation program in 2021 and making its determinations on results and payments under the program, the Culture and Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to compensate the named executive officers and other members of senior management for reaching or exceeding financial and personal goals approved by the Committee. The Committee considered the following factors:

•	the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;

•	total pay is capped—including annual cash incentives and long-term incentives;

•	both annual incentives and long-term incentives have a formulaic framework with pre-established targets and pre-set formulas and limits for pay-outs;

•

“tally sheets” for the named executive officers, prepared by Pay Governance, are reviewed and address all elements of compensation and potential outcomes under a range of scenarios from low to high performance;

•	stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;

•	internal policies prohibit use of margin accounts, hedging or pledging of stock;

•	a recoupment policy is in effect (as described in more detail below);

•	performance metrics are tied to key measures of corporate success;

•	financial performance is reviewed with the Audit Committee; and

•	the financial measures under our annual bonus plan of cost per occupied room and capex cash flow are tied to the annual budget and business plan which the Board reviews, discusses and approves.

The Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership and Retention Policy

All members of senior management must comply with the Company’s equity ownership and retention policy, which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The policy provides that members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

Members of senior management are expected to satisfy the minimum stock ownership levels required by the policy and, once achieved, remain at, or above, their required ownership level as long as they remain employed by the Company. In order to progress toward the stock ownership requirement, employees must retain 75% of “Covered Shares” until the equity ownership level is attained. For the purposes of the policy, “Covered Shares” are the net after-tax shares received upon the vesting of each stock award under any Company equity compensation plan or other written compensation arrangement. Only certain types of equity are counted when determining compliance with the policy, which include: (a) stock owned directly; and (b) stock acquired as a result of vesting of stock under the Company’s senior executive compensation program. Vested and unvested stock options or stock options exercised and held are not included in the calculation.

Senior management is prohibited from selling more than 25% of Covered Shares if they are not in compliance with the applicable minimum ownership levels or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Culture and Compensation Committee reviews compliance with the policy, and all named executive officers complied with the policy and met the required stock ownership levels in 2021, except Julie P. Aslaksen who joined the Company in November 2019 and Sourav Ghosh who fell below the required stock ownership level due to his promotion to executive vice president on January 1, 2020.

Recoupment Policy

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will,

COMPENSATION DISCUSSION AND ANALYSIS

in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised under the Dodd-Frank Act once regulations implementing the recoupment policy requirements of that law are finalized.

Insider Trading Controls, Hedging, Short Sales and Pledging

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock, the Company’s Insider Trading Policy Statement provides that directors, officers and employees, and family members sharing the same household, abide by the following policies with respect to Company securities:

•	No “in and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer;

•	No short sales; these sales, including “selling against the box” transactions, are prohibited;

•	No buying or selling puts or calls; the Company prohibits trading in options or other derivatives on Company stock;

•

No hedging; the Company prohibits entering into hedging transactions on Company securities (i.e., financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the value of the Company’s common stock, including prepaid variable forward contracts, equity swaps and collars); the policy applies to Company common stock acquired as part of compensation, or common stock otherwise held, directly or indirectly, by such person; and

•

No Margin Accounts or Stock Pledges; the Company prohibits employees, officers and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged by executives or directors, nor will executives and directors be permitted to pledge them in the future.

Perquisites and Other Personal Benefits

We provide limited perquisites to our named executive officers and other designated senior executives, that we believe to be fair and reasonable, and that generally serve a legitimate business purpose. These limited perquisites represent a very small portion of total compensation for our named executive officers. They consist of: dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators; financial planning and tax services; commuting expenses; a club membership to facilitate business events and meetings; spousal travel to business events; and business entertainment expenses. We provide reimbursement for taxes associated with these benefits. We believe that it is appropriate and consistent with practices within the lodging and hospitality industry to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels managed by our major operators. In addition, our executives may be asked to attend lodging and hospitality industry and entertainment events, where attendance of the executive and a spouse may be expected or customary. In those cases, we may pay for or reimburse the business travel and related expenses of the executive and spouse. We believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company benefits from the knowledge gained and business relationships formed and maintained within the industry, we reimburse the executives for the taxes incurred in connection with such benefits.

Executive Deferred Compensation Plan

Our Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the

COMPENSATION DISCUSSION AND ANALYSIS

named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $0.50 for each $1.00 deferred under the plan, up to a maximum of 8% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $0.50 on each $1.00 up to 8% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Culture and Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. As part of the annual executive compensation review process, the Committee reviews the key terms of the severance plan with its compensation consultant. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change in control. The severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. In addition, prior to its annual compensation determinations, the Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under equity award agreements. Under the restricted stock unit agreements, a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2021 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

Tax and Accounting

Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”) provides that a publicly held corporation may not claim a deduction for compensation in excess of $1 million paid to its principal executive officer, its principal financial officer and its three other highest paid officers. Effective for tax years beginning after December 31, 2017, there generally is no longer an exception from this rule for performance-based compensation. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, prior to 2021 none of our employees were subject to the $1 million compensation deduction limit under Code Section 162(m). However, beginning in 2021, due to the issuance of final regulations by the IRS and the Department of the Treasury on December 18, 2020 under Code Section 162(m), the compensation paid to certain executives of Host Hotels & Resorts, L.P. was subject to the $1 million deduction limitation imposed by Code Section 162(m) in 2021.

In the event that some portion of employee compensation is subject to Code Section 162(m) and is not deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders, or to pay tax on the undistributed income provided that we have distributed at least 90% of our taxable income, excluding capital gain. The Culture and Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond the

COMPENSATION DISCUSSION AND ANALYSIS

Committee’s control, also may affect the deductibility of compensation. Accordingly, the Committee believes that the deductibility of executive compensation only is one of several important considerations in setting compensation and the Committee may determine that it is appropriate to structure compensation packages in a manner such that a portion of the compensation paid may not be deductible under Code Section 162(m).

All restricted stock unit awards to senior executives have been classified as equity awards for accounting purposes and the Company recognizes compensation expense based on the fair value of the award as of the grant date. The Committee makes its assessments on the appropriate dollar value of the restricted stock unit awards for target compensation based on the fair market value of the common stock using a 60 day calendar average of the closing stock prices of the Company’s common stock and also considers the closing price of the stock on the date of grant. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility.

The grant date fair value of the awards is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, which is the methodology the Company uses to expense the awards for accounting purposes on its financial statements and is also the methodology used for valuing the awards on the Summary Compensation Table that follows. These values are based, in part, on the grant date stock price. Because the Culture and Compensation Committee typically uses a 60-day average in determining the fair market value of the restricted stock unit award, and did so in 2021, differences between the grant date stock price value and the 60-day average price will result in differing valuations. For that reason, the 2021 target compensation values discussed in this CD&A may be higher or lower than the grant date fair value of the award for accounting purposes and as reflected on the Summary Compensation Table.

EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2021

Name	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total

Richard E. Marriott (*) Chairman of the Board

	2021	$396,777	$—	$—	$482,400	$41,270	$920,447

	2020	396,777	—	—	119,100	44,495	560,372

	2019	396,777	—	—	342,300	66,598	805,675

James F. Risoleo President and Chief Executive Officer

	2021	1,000,000	—	7,370,377	2,913,300	237,053	11,520,730

	2020	1,000,000	560,000	7,625,400	640,000	269,361	10,094,761

	2019	1,000,000	—	6,273,022	1,875,000	335,970	9,483,992

Sourav Ghosh Executive Vice President, Chief Financial Officer & Treasurer

	2021	500,000	—	1,219,533	910,400	96,442	2,726,375

	2020	466,667	186,700	703,883	186,700	55,939	1,599,888

Nathan S. Tyrrell Executive Vice President, Chief Investment Officer

	2021	576,800	—	2,131,747	1,050,300	107,708	3,866,555

	2020	576,800	173,100	2,205,497	230,800	64,909	3,251,106

	2019	576,800	—	1,965,545	721,000	121,965	3,385,311

Julie P. Aslaksen Executive Vice President, General Counsel and Secretary

	2021	420,000	—	1,011,973	764,800	75,459	2,272,232

	2020	420,000	318,000	1,008,899	168,000	15,815	1,930,715

Joanne G. Hamilton Executive Vice President, Human Resources & Corporate Responsibility

	2021	450,000	—	992,168	819,400	129,541	2,391,109

	2020	450,000	135,000	1,026,499	180,000	58,938	1,850,437

	2019	450,000	—	836,405	532,300	190,496	2,009,201

*	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

Salary (1)

Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.

EXECUTIVE OFFICER COMPENSATION

Stock Awards (2)

The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date for performance-based awards, excluding the effect of estimated forfeitures, which is the methodology that the Company uses to expense the awards for accounting purposes.

The Compensation Discussion and Analysis (CD&A) explains the conditions for vesting of the restricted stock units, which for 2021 are: (i) the Company’s performance against Adjusted EBITDAre goals, a portion of which vests annually over three one-year performance periods and a second portion also based on three one-year performance periods, but which vests solely at the end of the third year, subject to a 20% increase or decrease based on stock price performance, (ii) the results of the Company’s total stockholder return compared against the NAREIT Lodging & Resorts Index over a three year performance period, and (iii) time based, with restricted stock units vesting over a three-year period in substantially equal installments. The values included in the table for 2021 reflect the full value of the awards with time-based vesting or vesting based on three-year total stockholder return, but only the portion of the awards that vest based on Adjusted EBITDAre that are tied to 2021 performance, because annual performance goals for this metric are set at the beginning of the applicable year, provided that the stock price modifier for the full award has been factored into this value. Since future year targets were not set as of December 31, 2021, there was no grant date fair value for accounting purposes for those portions of the award that vest based on Adjusted EBITDAre performance for 2022 and 2023.

Assuming the highest level of performance is achieved and all restricted stock units vest, the fair value of the 2021 restricted stock unit awards based on the grant date stock price would be as follows: Mr. Risoleo $9,132,755; Mr. Ghosh $1,558,441; Mr. Tyrrell $2,641,473; Ms. Aslaksen $1,274,283; and Ms. Hamilton $1,229,396. These amounts reflect the maximum value of the time-based and three-year total stockholder return vesting portions, the maximum value of the first of the three annual tranches for the Adjusted EBITDAre portion of the awards, as well as the maximum value of the stock price modifier.

For information on the assumptions and methodology used in calculating the grant date fair values based on the probability of achievement at target as reflected in the table, see “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2021 Annual Report on Form 10-K.

Non-Equity Incentive Plan Compensation (3)

These amounts reflect the annual cash incentive awards paid to each named executive officer or deferred under the Executive Deferred Compensation Plan.

All Other Compensation (4)

All Other Compensation consists of the following amounts:

•	Matching contributions of $9,750 made under the Retirement and Savings Plan (401(k) Plan) to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Tyrrell, Ms. Aslaksen, and Ms. Hamilton.

•	Discretionary matching contributions of $9,750 made under the Retirement and Savings Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Tyrrell, Ms. Aslaksen, and Ms. Hamilton.

•

Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $10,885; Mr. Risoleo, $78,250; Mr. Ghosh, $25,186; Mr. Tyrrell, $22,109; Ms. Aslaksen, $13,440; and Ms. Hamilton $20,850.

•

Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $10,885; Mr. Risoleo, $78,250; Mr. Ghosh, $25,186; Mr. Tyrrell, $22,109; Ms. Aslaksen, $13,440; and Ms. Hamilton, $20,850.

•

Perquisites and other personal benefits provided to Mr. Risoleo in 2021 equaled $35,980, which includes dining and complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators, financial planning and tax services, commuting expenses, a club membership to facilitate business events and meetings, and spousal travel for business events. Perquisites and other personal benefits provided to other named executive officers in 2021 included dining and complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators, financial planning and tax services and business entertainment expenses. The amounts were as follows: Mr. Ghosh, $13,737; Mr. Tyrrell, $22,743; Ms. Aslaksen $15,964; and Ms. Hamilton $35,332 (of which dining, rooms and other hotel services totaled $33,482). For 2021, the total cost of all perquisites and other personal benefits to Mr. Marriott was less than $10,000.

•

Tax reimbursements associated with the 2021 perquisites and other personal benefits as follows: Mr. Risoleo, $25,073; Mr. Ghosh, $12,833; Mr. Tyrrell, $21,247; Ms. Aslaksen, $13,114; and Ms. Hamilton, $33,099.

EXECUTIVE OFFICER COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2021

The following table provides information about the possible payments under our annual cash incentive award in 2021 and the awards of restricted stock units in 2021.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3) #	Full Grant Date Fair Value (4)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #

Richard E. Marriott	4-Feb-21	148,791	297,583	595,166

James F. Risoleo	4-Feb-21	800,000	1,600,000	3,200,000

	4-Feb-21				132,522	265,043	576,858		$4,726,809

	4-Feb-21							187,089	$2,643,568

Sourav Ghosh	4-Feb-21	250,000	500,000	1,000,000

	4-Feb-21				22,786	45,573	101,219		$812,829

	4-Feb-21							28,783	$406,704

Nathan S. Tyrrell	4-Feb-21	288,400	576,800	1,153,600

	4-Feb-21				38,329	76,659	166,845		$1,367,144

	4-Feb-21							54,112	$764,603

Julie P. Aslaksen	4-Feb-21	210,000	420,000	840,000

	4-Feb-21				18,565	37,130	81,685		$662,214

	4-Feb-21							24,753	$349,760

Joanne Hamilton	4-Feb-21	225,000	450,000	900,000

	4-Feb-21				17,839	35,679	77,653		$636,303

	4-Feb-21							25,185	$355,864

(1)

As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the performance of the Company in achieving one-year performance goals based on cost per occupied room and capital expenditure cash flow, and on the personal performance by each executive towards achieving the Company’s annual business plan as approved by the Culture and Compensation Committee. The actual amounts earned by the named executive officers in 2021 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2021” Compensation Results—Annual Cash Incentive.”

(2)

Under our 2021 compensation program, senior management received a restricted stock unit award on February 4, 2021, which was eligible to vest subject to performance conditions. The performance conditions of the restricted stock units shown in the table are (i) the Company’s performance against Adjusted EBITDAre goals for 2021, a portion of which vests following the end of the one-year performance period and a portion of which will vest in 2024, subject to a 20% increase or decrease based on stock price performance, and (ii) the results of the Company’s annual total stockholder return compared against the NAREIT Lodging & Resorts Index over a forward-looking three-year performance period. Dividends accrue on the restricted stock units but are not paid unless the restricted stock units vest.

(3)

Under our 2021 compensation program, senior management received a time-based restricted stock unit award on February 4, 2021 with restricted stock units vesting annually over a three-year period measured from the grant date in substantially equal installments provided the executive remains employed by the Company at the time of vesting. The full number of restricted stock units that could vest during the three-year period is shown, even though the executive will not fully vest in these units until the third anniversary of the grant date.

(4)

The amounts reflect the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2021 Annual Report on Form 10-K for information on the assumptions and methodology used in calculating the grant date fair values.

EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at 2021 Fiscal Year End

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2021.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2) #	Market Value of Shares or Units of Stock that have not Vested (2) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (3) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (4) $
James F. Risoleo	5-Feb-13	12,467	—	$16.55	5-Feb-23	—	—	—	—
	22-Jan-14	11,668	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	10,543	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	4,128	—	19.93	15-Apr-25	—	—	—	—
	4-Feb-16	28,136	—	14.20	4-Feb-26	—	—	—	—
	8-Feb-19					44,374	$771,664	199,682	$3,472,470
	15-May-20					159,887	2,780,435	359,745	6,255,966
	4-Feb-21					187,089	3,253,478	701,585	12,200,563
Sourav Ghosh	17-Feb-15	851	—	23.56	17-Feb-25	—	—	—	—
	15-Jul-15	1,762	—	21.09	15-Jul-25	—	—	—	—
	8-Feb-19					1,953	33,963	8,786	152,789
	15-May-20					14,759	256,659	33,207	577,470
	4-Feb-21					28,783	500,536	125,205	2,177,315
Nathan S. Tyrrell	15-Jan-15	6,069	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	817	—	19.93	15-Apr-25	—	—	—	—
	8-Feb-19					13,904	241,791	62,567	1,088,040
	15-May-20					46,244	804,183	104,049	1,809,412
	4-Feb-21					54,112	941,008	202,920	3,528,779
Julie P. Aslaksen	14-Nov-19					7,931	137,920	—	—
	15-May-20					21,154	367,868	47,597	827,712
	4-Feb-21					24,753	430,455	100,251	1,743,365
Joanne G. Hamilton	22-Jan-14	7,249	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	6,551	—	23.76	15-Jan-25	—	—	—	—
	8-Feb-19					5,917	102,897	26,624	462,991
	15-May-20					21,524	374,302	48,427	842,146
	4-Feb-21					25,185	437,967	94,444	1,642,381

(1)	All option awards are fully vested and have a 10-year life from the date of grant. The Company discontinued granting options after 2016.

(2)

These columns reflect the number and value of time-based restricted stock units awarded under our 2019, 2020 and 2021 compensation programs. For Ms. Aslaksen, this also includes a time-based restricted stock unit award made on November 14, 2019 in connection with her hiring. The restricted stock units vest annually over a three-year period measured from the grant date (or February 7, 2020 with respect to the awards granted in 2020) in substantially equal installments provided the executive remains employed by the Company at the time of vesting. For the 2021 award, the full three-year number of restricted stock units is shown, even though the executive will not fully vest in these restricted stock units until February 4, 2024. For the 2020 award, the remaining two-thirds of the unvested award is shown. For the 2019 award, the remaining one-third of the unvested award is shown. The value is based on the closing price of our stock on December 31, 2021 of $17.39 multiplied by the number of restricted stock units.

(3)

The number of shares under this column includes restricted stock units awarded under our 2019, 2020 and 2021 compensation programs which are eligible to vest subject to the attainment of performance conditions. The performance conditions for the 2019

EXECUTIVE OFFICER COMPENSATION

and 2020 awards that remain eligible to vest are the results of the Company’s total stockholder return over a three-year performance period. The 2021 award vests based on (i) performance against Adjusted EBITDAre goals for 2021, 2022 and 2023 (with a portion vesting annually following the end of each performance year and a second portion vesting in 2024, subject to a 20% increase or decrease based on stock price performance), and (ii) the results of the Company’s total stockholder return over a three-year performance period from 2021-2023. For all awards, the Company’s total stockholder return performance is compared against the NAREIT Lodging & Resorts Index over a three-year performance period. For the portions of the awards eligible to vest for 2021, the determination of whether and to what extent those measures were satisfied was made by the Culture and Compensation Committee in February 2022. The number of shares shown assumes maximum performance, except the restricted stock units eligible to vest based on performance against Adjusted EBITDAre goals for 2022 and 2023 are shown based on threshold performance.

(4)	The value is calculated based on the closing price of our stock on December 31, 2021 of $17.39 multiplied by the number of performance-based awards shown.

Option Exercises and Stock Vested in Fiscal Year 2021

The chart below shows stock options exercised by the named executive officers during 2021 and stock awards that vested in 2021. The performance-based restricted stock units shown vested in February 2021 based on performance for 2020 (for achievement of corporate strategic objectives) or performance for 2018-2020 (based on the Company’s total stockholder return). Restricted stock units which vested based on performance for 2021 did not vest until February 2022 when the Culture and Compensation Committee met and made its determinations on performance measures and are not included in the table below.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (3)
James F. Risoleo	7,110	6,968	510,201	$7,234,558
Sourav Ghosh	—	—	40,720	577,987
Nathan S. Tyrrell	—	—	149,398	2,118,564
Julie P. Aslaksen	—	—	57,775	848,214
Joanne G. Hamilton	—	—	70,490	999,525

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)

These are (i) performance-based awards that vested on February 4, 2021, the date that the Culture and Compensation Committee determined the results on performance measures for 2020 and (ii) time-based restricted stock units that vested during 2021.

(3)	The value realized on vesting is determined by multiplying the shares vested by the closing prices of the Company’s common stock on the applicable dates of vesting.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

EXECUTIVE OFFICER COMPENSATION

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2021. The aggregate balance shown includes amounts earned through December 31, 2021 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
James F. Risoleo	$176,000	$78,250	$78,250	$1,929,790	—	$9,647,006
Sourav Ghosh	69,872	25,186	25,186	34,119	—	343,298
Nathan S. Tyrrell	58,842	22,109	22,109	190,128	—	1,462,705
Julie P. Aslaksen	26,880	13,440	13,440	3,998	—	57,758
Joanne G. Hamilton	61,200	20,850	20,850	208,998	—	1,674,759

(1)

Amounts reflect vested values as of December 31, 2021 for all named executive officers other than Ms. Aslaksen. For Ms. Aslaksen, a portion of the amount shown ($4,925) remains subject to vesting. Amounts shown in the “Aggregate Balance at Last Fiscal Year-End” column include the Company’s discretionary contributions for fiscal year 2021, even though such amounts were not deposited into the accounts under the Executive Deferred Compensation Plan until February 2022.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $0.50 of each $1.00 deferred, up to a maximum of 8% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $0.50 on each $1.00 deferred up to 8% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers who have contributed to the plan are fully vested except Ms. Aslaksen who joined the Company in 2019. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of a change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to its senior executives, which was adopted in 2003 and amended and restated effective as of December 31, 2015. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

EXECUTIVE OFFICER COMPENSATION

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not “gross up” or pay any excise tax associated with these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and vest as follows:

•

The executive would vest in (i) the unvested portion of the time-based award that would have otherwise vested during the twelve months following the date of termination and (ii) the unvested portion of the annual Adjusted EBITDAre performance award based on the Company’s actual level of performance for the year the termination without “cause” or for “good reason” occurs as determined by the Culture and Compensation Committee, with awards eligible to vest based on performance conditions in future years being forfeited; and

•

If such termination occurs in the final year of the performance period, the executive would also remain eligible to vest in the portion of the relative total stockholder return award and three-year Adjusted EBITDAre award (as modified based on stock price performance) which had been scheduled to vest in the year in which the termination date occurs based on the Company’s actual performance during the performance period as determined by the Culture and Compensation Committee.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2021. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay.

Potential Severance Payments

	Mr. Risoleo	Mr. Ghosh	Mr. Tyrrell	Ms. Aslaksen	Ms. Hamilton

Termination payment (1)	$5,992,200	$1,046,533	$1,301,867	$970,400	$1,005,567

Restricted Stock Units (2)	8,098,401	721,302	2,438,652	680,558	1,085,049

Cost of benefit continuation (3)	46,491	46,491	46,491	46,491	46,491

Deferred compensation balance (4)	9,647,006	343,298	1,462,705	52,833	1,674,759

Total	$23,784,098	$2,157,625	$5,249,715	$1,750,282	$3,811,866

(1)

Amounts reflected are a multiple of base salary and average annual incentive award. The president and chief executive officer would receive two times his or her base salary and two times the average of his or her annual incentive award for 2019, 2020 and 2021. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2019, 2020 and 2021.

EXECUTIVE OFFICER COMPENSATION

(2)	Amounts are based on the closing price of our stock on December 31, 2021 of $17.39 and vesting as described above.

(3)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(4)	The amounts shown reflect the vested portion of deferred compensation account balances as of December 31, 2021.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 3x his or her current base salary and 3x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and all then unvested restricted stock units would vest if the executive is terminated without “cause” or resigns for “good reason” following a change in control (with performance-based restricted stock units vesting based on the high level of performance).

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2021. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

Potential Change in Control Payments

	Mr. Risoleo	Mr. Ghosh	Mr. Tyrrell	Ms. Aslaksen	Ms. Hamilton

Termination payment (1)	$8,988,300	$2,093,067	$2,603,733	$1,940,800	$2,011,133

Target Annual Cash Incentive (2)	1,600,000	500,000	576,800	420,000	450,000

Restricted Stock Units (3)	35,241,548	4,950,064	10,295,228	4,475,856	4,738,618

Cost of benefit continuation (4)	46,491	46,491	46,491	46,491	46,491

Deferred compensation balance (5)	9,647,006	343,298	1,462,705	52,833	1,674,759

Total	$55,523,345	$7,932,919	$14,984,958	$6,935,980	$8,921,003

(1)

The termination payment is a multiple of base salary and average annual cash incentive award. The president and chief executive officer would receive three times his or her base salary and three times the average of his or her annual cash incentive award for 2019, 2020 and 2021. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2019, 2020 and 2021.

EXECUTIVE OFFICER COMPENSATION

(2)

Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the target level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2021. This annual cash incentive would not otherwise be earned until the Culture and Compensation Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)

Under the restricted stock unit agreements, all unvested restricted stock units would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The value is determined by multiplying the shares by $17.39, the closing price of our stock on December 31, 2021.

(4)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The amounts shown reflect the vested portion of deferred compensation account balances as of December 31, 2021.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2021 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)

Equity compensation plans approved by stockholders (1)	245,752	$18.90	7,819,540

Equity compensation plans not approved by stockholders	—	—	—

TOTAL	245,752	$18.90	7,819,540

(1)

Shares indicated are the aggregate of those issuable under the Company’s Employee Stock Purchase Plan and the Company’s Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Risoleo, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

56:1 CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Culture and Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our employees receive. We recognize that our continued success is highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization. We continually review our compensation practices to ensure that the compensation of every employee reflects the level of his or her position and responsibilities and is reviewed so as to be competitive to similar positions in the applicable labor market, while maintaining an appropriate balance between executive compensation and our overall compensation levels. By doing so, we maintain a highly qualified, stable workforce, which is reflected in the fact that the average tenure with the Company is 13 years. The compensation program for all employees is aligned with the structure of executive officer compensation. The primary components of compensation for both employees and executive officers are: base salary, annual cash incentive bonus, and long-term incentive equity-based compensation (which is granted to all employees at or above upper middle management). The same metrics (cost per occupied room and capital expenditure cash flow) are the primary components for determining the annual cash incentive bonus for both employees and executive

EXECUTIVE OFFICER COMPENSATION

officers. There are, however, some differences in the design of the long-term incentive equity-based compensation. While the long-term equity incentive grants for both executive officers and upper middle management include a total stockholder return component and a component based on Company performance against Adjusted EBITDAre targets, the grants for upper middle management are also based in part on performance on individual performance objectives. In contrast, the equity incentive grants for executive officers do not include individual performance objectives. Our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. For more information on the Company’s compensation philosophy, see “Our Compensation Program” within the CD&A.

Mr. Risoleo had 2021 annual total compensation of $11,520,730 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2021 was $206,292, as determined in the same manner as the total compensation for Mr. Risoleo. Based on this information, for 2021, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 56.

The Company’s CEO pay ratio ranks within the lowest 6% among S&P 500 companies and is 3x lower than the median ratio for S&P 500 companies (182:1).

To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, including those working less than 40 hours per week, and included base salary, annual incentive bonus, and stock compensation for purposes of determining the median employee. Using this methodology, we determined that our median employee was a full-time employee with the title of manager.

Workplace Demographics

To assist investors in their assessment of the Company’s CEO pay ratio, the Company is providing supplemental information on its workforce. As of February 17, 2022, the Company had 160 employees, all of which work in the United States. The vast majority work in the Company’s headquarters in Bethesda, Maryland, while others work in the Company’s regional office in Miami. The employees at the Company’s properties are the employees of the Company’s third-party hotel managers, who are responsible for hiring and maintaining employees and setting their compensation. The Company does not use temporary or seasonal workers. As of February 2022, the vast majority of Company employees were full time employees, with seven employees classified as part-time. The workforce is professional, experienced and motivated, with the average tenure of 13 years as noted above. The majority of the Company’s employees have college degrees and many have advanced degrees as well.

CULTURE AND COMPENSATION COMMITTEE REPORT

CULTURE AND COMPENSATION COMMITTEE REPORT

To Our Stockholders:

The Culture and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 and this proxy statement.

The Culture and Compensation Committee

Mary L. Baglivo, Chair

Mary Hogan Preusse

Gordon H. Smith

A. William Stein

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2021 Director Fees

Directors who are employees receive no fees for their service as a director. Mr. Marriott, Chairman of the Board, and Mr. Risoleo, President and CEO, were employees of the Company during 2021 and received no director fees. In 2021, we provided the following annual compensation to the Company’s independent directors. Directors are compensated in cash and stock to align their interests with those of our stockholders.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Mary L. Baglivo	$130,000	$140,000	$24,055	$294,055

Sheila C. Bair	50,000	—	44,593	94,593

Herman Bulls	44,000	128,333	44,481	216,814

Mary Hogan Preusse	106,000	140,000	52,378	298,378

Sandeep L. Mathrani	50,000	140,000	—	190,000

John B. Morse, Jr.	98,000	140,000	61,319	299,319

Walter C. Rakowich	131,000	140,000	19,340	290,340

Gordon H. Smith	141,500	140,000	17,128	298,628

A. William Stein	110,500	140,000	48,942	299,442

(1)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and Lead Director, as described below

(2)

Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $140,000, or a prorated award in the case of Mr. Bulls who was appointed to the Board of Directors on June 18, 2021. The annual stock awards are fully vested upon grant. Ms. Bair retired from the Board of Directors effective at the conclusion of the 2021 annual meeting and did not receive a stock award for 2021.

(3)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $11,253; Ms. Bair, $23,055; Mr. Bulls $24,420; Ms. Hogan Preusse, $26,728; Mr. Morse, $37,190; Mr. Rakowich, $10,850; Mr. Smith, $9,018; and Mr. Stein, $29,683.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $12,802; Ms. Bair, $21,538; Mr. Bulls $20,061; Ms. Hogan Preusse, $25,649; Mr. Morse, $24,129; Mr. Rakowich, $8,490; Mr. Smith, $8,110; and Mr. Stein, $19,259.

2021 Director Compensation Program

The Nominating, Governance and Corporate Responsibility Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the non-employee directors. The Committee generally reviews the compensatory arrangements of the independent directors biennially. The compensatory arrangements for both 2020 and 2021 were based on a review conducted in February 2020 by the Committee with the assistance of Pay Governance LLC. Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using several market data sources, which included director compensation practices for companies comprising the S&P 500 Index (of which we are a constituent) as well as the proxy peer group used to assess executive compensation. The companies comprising this peer group are shown in “Compensation Discussion & Analysis – Role of the Culture and Compensation Committee, Market Data and Peer Group” above. Upon review and consideration, the Committee recommended no changes to non-employee director compensation. As a result, the compensatory arrangements for 2019 continued to be effective for 2020 and 2021 compensation. Set forth below are the complete components of director compensation for 2021, as approved by the Board upon the recommendation of the Committee.

DIRECTOR COMPENSATION

Cash Compensation

Non-employee directors receive the following cash compensation in addition to reimbursement of customary and usual travel expenses:

•	retainer of $80,000 per year;

•	$8,000 per year for membership on the Culture and Compensation Committee or Nominating, Governance and Corporate Responsibility Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$15,000 per year to the committee chair of the Nominating, Governance and Corporate Responsibility Committee (Mr. Smith);

•	$25,000 per year to the committee chair of the Culture and Compensation Committee (Ms. Baglivo);

•	$25,000 per year to the committee chair of the Audit Committee (Mr. Rakowich); and

•	$30,000 per year to the Lead Director (Mr. Smith).

There are no fees paid for attendance at up to five Board meetings. Non-employee directors receive $1,500 per meeting for attendance at any Board meetings in excess of five. There were nine Board meetings in 2021. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating, Governance and Corporate Responsibility Committee and Culture and Compensation Committee and up to seven meetings of the Audit Committee. Non-employee directors receive $1,500 per meeting for attendance at any committee meetings in excess of those amounts. In 2021, there were seven Audit Committee meetings, eight Culture and Compensation Committee meetings, and four Nominating, Governance and Corporate Responsibility Committee meetings.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award effective after election at the annual meeting. In 2021, the value of the award equaled $140,000, with the number of shares determined based on the fair market value of the Company’s common stock on the date of the 2021 annual meeting.

Pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan, directors receive the annual stock award in fully-vested common stock, unless a director makes an election to defer the award into stock units. Directors also elect when the stock units would be payable, which may be (i) on the 90th day following separation from service from the Board, in a lump sum or in annual installments up to 10 years, (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years, or (iii) in a lump sum payable on the 90th day following the earlier of (A) separation from service or (B) 3 or 5 years from the date of grant. All directors except Mr. Rakowich and Mr. Bulls elected to defer the 2021 stock award into stock units. The closing price of our common stock on the annual meeting date of May 20, 2021 was $16.97, which resulted in each director receiving either 8,249 shares or, if they deferred, credit for 8,249 stock units. Directors who defer their shares are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Stock Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with this policy is measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet this requirement. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Risoleo, as employees, are subject to separate stock ownership requirements applicable to corporate officers. All directors have met the stock ownership requirement except Mr. Bulls who joined the Board in 2021.

DIRECTOR COMPENSATION

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage, and other hotel services when they stay at properties owned by us or managed by our major operators, subject to a recommended annual limit of $30,000 measured over a three-year period with a three-year limit of $90,000. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to elect to receive such shares commencing (i) on the 90th day following the director’s separation from service, in a lump sum or in substantially equal annual installments over a period not to exceed 10 years or (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

2022 Director Compensation Program

Under its charter, the Nominating, Governance and Corporate Responsibility Committee is authorized to engage consultants or advisors in connection with its review and analysis of non-employee director compensation and benefits, and the Committee has retained Pay Governance LLC to assist in its review. At the request of the Committee, Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using market data from 2020, including director compensation practices for companies comprising the S&P 500 Index (of which we are a constituent) as well as the same peer group companies used for executive compensation analyses. The companies comprising this peer group are shown in “Compensation Discussion & Analysis.” Upon review and consideration, the Committee recommended and the Board of Directors approved the following changes to non-employee director compensation effective for 2022:

•	an increase in the value of the annual director stock award from $140,000 to $160,000;

•	a $5,000 increase in the annual cash retainer for the chair of the Audit Committee and the chair of the Culture and Compensation Committee to $30,000; and

•	a $3,000 increase in the annual cash retainer to members of the Audit Committee from $12,000 to $15,000.

All other compensation for service on the Board and its committees was unchanged and there were no changes to director perquisites.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 28, 2022 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 28, 2022, the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)

Directors:

Mary L. Baglivo (3)	63,083	*		*

Herman E. Bulls (3)	7,487	*		*

Mary Hogan Preusse (3)	44,820	*		*

Richard E. Marriott (4)	5,411,733	0.8%	140,296	0.8%

John B. Morse, Jr. (3)	132,666	*		*

Walter C. Rakowich (3)	48,146	*		*

James F. Risoleo (5)	1,470,716	0.2%		0.2%

Gordon H. Smith (3)	102,738	*		*

A. William Stein (3)	43,808	*		*

Non-Director Named Executive Officers:

Sourav Ghosh (5)	133,005	*		*

Nathan S. Tyrrell (5)	396,878	*		*

Julie Aslaksen (5)	111,171	*		*

Joanne Hamilton (5)	198,904	*		*

All Directors and Executive Officers as a group:

(15 persons, including the foregoing) (3)(4)(5)	8,334,136	1.2%	140,296	1.2%

Certain Beneficial Owners:

BlackRock, Inc. (6)	69,386,959	9.7%		9.7%

State Street Corporation (7)	46,218,131	6.5%		6.5%

Cohen & Steers, Inc. (8)	79,396,889	11.1%		11.1%

J.P. Morgan Chase & Co.(9)	48,447,086	6.8%		6.8%

The Vanguard Group, Inc. (10)	114,950,121	16.1%		16.1%

*	Reflects ownership of less than 1/10th of 1%.

(1)

Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)

This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)

The number of shares of common stock listed here includes common stock equivalents: (a) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (b) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; and (c) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	537,191 shares held in trust for which Richard E. Marriott is a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	270,427 shares held in trust for which the wife of Richard E. Marriott is a trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)

The number of shares of our common stock listed here includes restricted stock units granted under the Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of February 28, 2022 pursuant to the exercise of stock options granted under our Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for the named executive officers who hold stock options:

• Joanne Hamilton • James F. Risoleo • Sourav Ghosh • Nathan S. Tyrrell	13,800 vested options 66,942 vested options 2,613 vested options 6,886 vested options

(6)

BlackRock, Inc. filed an amended Schedule 13G with the SEC on February 3, 2022 to report beneficial ownership of 69,386,959 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 59,514,458 shares. The single largest subsidiary by holding percentage, BlackRock Institutional Company, N.A., held approximately 6.7% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 5%. BlackRock’s business address is 55 East 52nd Street, New York, New York 10055.

(7)

State Street Corporation filed an amended Schedule 13G with the SEC on February 11, 2022 to report beneficial ownership of 46,218,131 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of 45,914,116 shares and the shared power to vote 36,364,552 shares. State Street Corporation’s business address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(8)

Cohen & Steers, Inc. filed an amended Schedule 13G with the SEC on February 14, 2022 to report beneficial ownership of 79,396,889 shares of our common stock. Cohen & Steers reports that it has the sole power to dispose of all such shares, and has sole power to vote with respect to 49,364,123 shares. The single largest subsidiary by holding percentage, Cohen & Steers Capital Management, Inc., held approximately 10.8% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 9%. Cohen & Steers’ business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(9)

J.P. Morgan Chase & Co. filed a Schedule 13G with the SEC on January 24, 2022 to report beneficial ownership of 48,447,086 shares of our common stock. J.P. Morgan Chase & Co. reports that it has the sole power to dispose of 48,420,944 shares, has shared power to dispose of 5,679 shares, has sole power to vote with respect to 40,496,389 shares and shared voting power with respect to 73,351 shares. J.P. Morgan Chase & Co.’s business address is 383 Madison Avenue, New York, New York 10179.

(10)

The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 10, 2022 to report beneficial ownership of 114,950,121 shares of our common stock. Vanguard reports that it has the sole power to dispose of 111,403,782 shares, has shared power to dispose of 3,546,339 shares, and has shared power to vote with respect to 1,814,417 shares. The single largest fund by holding percentage, Vanguard Real Estate Index Fund, held approximately 4.6% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 5%. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007, the Nominating, Governance and Corporate Responsibility Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions which has been updated from time to time. The policy applies to any transaction, or series of transactions, in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company executive officer, director or director nominee;

•	an owner of 5% or more of Company stock; or

•	any immediate family member of any person listed above.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the chief executive officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another entity at which a related person’s only relationship is as a director, limited partner or beneficial owner of less than 10% of that entity’s equity, if the aggregate amount involved does not exceed the greater of $200,000, or 5% of that entity’s consolidated gross revenues for that year;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $200,000, or 5% of that charitable organization’s total annual revenue;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons;

•	indemnification and advancement of expenses to any related person made pursuant to the Company’s Charter or Bylaws or pursuant to any agreement;

•

management, operating, licensing and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other third-party operators; and

•	any fees or charges paid in the ordinary course in connection with hotel stays or events at Company owned properties by a firm, corporation or other entity that is associated with a related person.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

As of March 1, 2022, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 6.3% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Leases

We currently sublease approximately 3,576 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2021, we paid Marriott International approximately $77,027 in rental fees for this office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management and license agreements with us and certain of our subsidiaries to manage branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use Marriott brands, associated trademarks, reservation systems and other related items for Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2021, we and our subsidiaries paid $57 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Fees for operational services. Marriott International has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels it manages, including establishing room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by its technical and operational experts and promoting and publicizing the hotels. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. These support services include planning and policy services, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. Marriott International typically receives compensation in the form of a base management fee, which is calculated as a percentage (generally 3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel. In the case of our hotels operating under the W®, Westin®, Sheraton®, Luxury Collection® and St. Regis® brands and managed by Marriott following its acquisition of Starwood Hotels & Resorts Worldwide, Inc. on September 23, 2016 (collectively, the “Starwood-Branded Hotels”), the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Marriott under a separate license agreement (as described below).

•

License services. In the case of the Starwood-Branded Hotels, operations are governed by separate license agreements addressing matters pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Although the term of these license agreements with Marriott generally is coterminous with the corresponding operating agreements,

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

the license agreements contemplate the potential for continued brand affiliation even in the event of a termination of the operating agreement (for instance, in the event the hotel is operated by an independent operator). The Marriott licensors receive compensation in the form of license fees (generally 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales), which amounts supplement the lower base management fee of 1% of gross revenues received by Marriott under the operating agreements, as noted above.

•

Chain or system programs and services. Marriott International provides chain or system programs and services generally that are furnished on a centralized basis. Such services include the development and operation of certain computer systems and reservation services, regional or other centralized management and administrative services, marketing and sales programs and services, training and other personnel services, and other centralized or regional services as may be determined to be more efficiently performed on a centralized, regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these chain or system programs and services generally are allocated on a cost reimbursement basis among all hotels managed by Marriott International or its affiliates or that otherwise benefit from these services.

•

Working capital and fixed asset supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from working capital are insufficient to meet the financial requirements of the hotels.

•

Furniture, fixtures and equipment replacements. We are required to provide Marriott with all furniture, fixtures and equipment (“FF&E”) necessary for the operation of the hotels (including funding any required FF&E replacements). On an annual basis, Marriott prepares budgets for FF&E to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the necessary funds, which budgets are subject to our review and approval. For purposes of funding such expenditures, a specified percentage (typically 5%) of the gross revenues of each hotel is deposited by the manager into an escrow or reserve account in our name, to which the manager has access. For certain hotels, we have negotiated flexibility with Marriott that reduces the funding commitment required as follows:

•

For certain hotels managed by Marriott, we have entered into an agreement with Marriott to allow for such expenditures to be funded from one pooled reserve account, rather than periodic reserve fund contributions being deposited into separate reserve accounts at each hotel, with the minimum required balance maintained on an ongoing basis in that pooled reserve account being significantly lower than the amount that would have been maintained otherwise in such separate hotel reserve accounts. Upon sale, a hotel-level reserve account would be funded (by either the purchaser or by the Company, as the seller) in the full amount of the reserve balance associated with the hotel.

•

For certain of the Starwood-Branded Hotels, periodic reserve fund contributions, which otherwise would be deposited into reserve accounts maintained by managers at each hotel, are distributed to us and we are responsible for providing funding of expenditures which otherwise would be funded from reserve accounts for each of the hotels. Upon sale, a hotel-level reserve account would be funded in the amount of the subject hotel’s pro rata share, if any, of the consolidated pooled reserve balance.

•

Building alterations, improvements and renewals. Marriott is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilation, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition that is consistent with brand standards. We generally have approval rights as to such budgets and expenditures, which we review and approve based on Marriott’s recommendations and on our judgment. Expenditures for these major repairs and improvements affecting the hotel building typically are funded directly by us, although our agreements with Marriott in respect of the Starwood-Branded Hotels contemplate that certain such expenditures may be funded from the FF&E reserve account.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2023 annual meeting, we must receive it no later than December 7, 2022. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814.

Director Nominations for Inclusion in Proxy Materials

(Proxy Access)

Our proxy access bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding shares of common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. Stockholders who do not meet the requirements may always provide written suggestions for director nominees directly to the Nominating, Governance and Corporate Responsibility Committee. The Committee will evaluate director candidates suggested by stockholders in the same manner as those suggested by other sources. For the 2023 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided above no earlier than November 7, 2022 and no later than 5:00 p.m., Eastern time, on December 7, 2022.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 5:00 p.m., Eastern time, on March 20, 2023.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2023 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 7, 2022 and no later than 5:00 p.m., Eastern time, on December 7, 2022. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 27, 2022, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (www.hosthotels.com).

Important Dates for 2023 Annual Meeting

Earliest Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	November 7, 2022

Last Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	December 7, 2022

Last Date to Submit Stockholder Proposals for Inclusion in Our Proxy Statement	December 7, 2022

Earliest Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	November 7, 2022
Last Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	December 7, 2022

ATTENDANCE AND VOTING MATTERS

ATTENDANCE AND VOTING MATTERS

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Sourav Ghosh and Julie P. Aslaksen as proxies for this annual meeting. When you properly sign your proxy card or vote via the Internet or telephone, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

What does it mean if I get more than one notice or proxy card?

You should vote by following the instructions on each notice you receive or by completing and signing each proxy card you receive. You will receive separate instructions for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Availability of Proxy Materials was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Availability of Proxy Materials was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to stockholders by providing access to these documents over the Internet. Accordingly, on or about April 6, 2022, we sent a Notice of Internet Availability to our stockholders. These stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help save natural resources and reduce the cost to print and distribute the proxy materials.

Who is entitled to vote?

Any owner of common stock of the Company at the close of business on March 22, 2022, the record date, can vote at the annual meeting, and any postponements or adjournments of the meeting, and is entitled to one vote for each share of common stock owned.

How do I vote?

Voting by Authorizing a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:

•

Vote by Internet. You have the option to vote via the Internet. The website for Internet voting is on the Notice of Internet Availability and is also printed on your proxy card if you requested a printed set of proxy materials. Internet voting is available 24 hours per day until 11:59 p.m. Eastern time, on May 18, 2022. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

ATTENDANCE AND VOTING MATTERS

•

Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the proxy card, which may be requested by following the instructions on the Notice of Internet Availability you received. Telephone voting is available 24 hours per day until 11:59 p.m. Eastern time, on May 18, 2022. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Mail. If you would like to vote by mail, you will need to request a set of printed proxy materials by following the instructions on the Notice of Internet Availability you received. Once you receive those materials, mark the proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee, which you must follow in order to have your shares of common stock voted.

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 22, 2022 and attend the annual meeting, you may vote in person at the meeting by presenting some form of government-issued photo identification. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record and present some form of government-issued photo identification.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. Your bank or broker is not able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf except to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2022.

May I revoke my proxy or change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by voting again via the Internet, by telephone or by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again.

How can I manage the number of Annual Reports and Proxy Statements I receive?

If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 505000, Louisville, KY 40233.

ATTENDANCE AND VOTING MATTERS

What vote is required to approve each proposal?

In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2022 (proposal 2), and to approve the advisory resolution on executive compensation (proposal 3).

What constitutes a “quorum”?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain” will be counted as present at the meeting for the purpose of determining a quorum. Abstentions will have no effect on the results of the vote for the election of directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants, or the advisory vote on executive compensation.

The proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors and the advisory vote on executive compensation are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors or the advisory vote on executive compensation.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, code of conduct and other documents referenced in this proxy statement can be accessed in the “Governance” section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

4747 Bethesda Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Sourav Ghosh and Julie P. Aslaksen, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814. We must receive your request no later than May 4, 2022.

ATTENDANCE AND VOTING MATTERS

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $15,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at www.hosthotels.com.

OTHER MATTERS

OTHER MATTERS

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the proxy.

Delinquent Section 16(a) Reports

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the Nasdaq Stock Market. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely on our review of the copies of these reports and written representations we received from our directors and executive officers, we believe that all filings required to be made by the reporting persons during 2021 were made on a timely basis, except for one late Form 4 filing by Ms. Hamilton due to an administrative error by the Company on February 7, 2022, to report a 2021 sale of common stock held by her.

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2021 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2021 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, Maryland 20814. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (www.hosthotels.com).

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

Dated: April 6, 2022

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern time, on May 18, 2022.
Online
Go to www.investorvote.com/HST or scan the QR code — login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
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Sign up for electronic delivery at www.investorvote.com/HST

2022 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mary L. Baglivo	☐	☐	☐	02 - Herman E. Bulls	☐	☐	☐	03 - Richard E. Marriott	☐	☐	☐

04 - Mary Hogan Preusse	☐	☐	☐	05 - Walter C. Rakowich	☐	☐	☐	06 - James F. Risoleo	☐	☐	☐

07 - Gordon H. Smith	☐	☐	☐	08 - A. William Stein	☐	☐	☐

	For	Against	Abstain
2. Ratify appointment of KPMG LLP as independent registered public accountants for 2022.	☐	☐	☐

	For	Against	Abstain
3. Advisory resolution to approve executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

03LXZC

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF

STOCKHOLDERS

THURSDAY, MAY 19, 2022, 11:00 A.M. EASTERN TIME

Four Seasons Resort Orlando at Walt Disney World® Resort,

10100 Dream Tree Boulevard, Lake Buena Vista, FL 32836

AGENDA

1. ELECTION OF DIRECTORS

2. RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2022

3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet, or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting, please mark the appropriate box on the proxy card below. Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.proxydocs.com/HST

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HST

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 19, 2022, 11:00 A.M. EASTERN TIME

The undersigned appoints Julie P. Aslaksen and Sourav Ghosh, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 22, 2022 at the Annual Meeting of Stockholders to be held on May 19, 2022, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐